UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )

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CAPITAL SOUTHWEST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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5400 LBJ Freeway, Suite 1300 Dallas, TX 75240 214.238.5700 www.capitalsouthwest.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 20, 2016

To the Shareholders of Capital Southwest Corporation:

The 2016 Annual Meeting of Shareholders of Capital Southwest Corporation will be held on July 20, 2016, at 9:00 a.m., Dallas time (the “Annual Meeting”).  We will hold our Annual Meeting in the Madison Conference Room, Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240.  The purpose of this meeting is for our shareholders to consider and vote to:

(1)	elect seven (7) directors to serve until the 2017 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

(2)	approve, on an advisory basis, the compensation of our named executive officers;

(3)	ratify the appointment by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017; and

(4)	transact such other business as may properly come before the Annual Meeting.

You have the right to receive notice and to vote at the Annual Meeting if you were a shareholder of record at the close of business on June 1, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JULY 20, 2016.  Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 (“Annual Report”) are available on our website (http://ir.capitalsouthwest.com/sec.cfm).  The EDGAR version of our Annual Report is also available at the SEC’s website (www.sec.gov).

Your vote is very important.  Accordingly, please vote, whether or not you plan to attend the Annual Meeting. You may vote by (1) mail by marking, signing, dating and returning the accompanying proxy card in the postage-paid envelope we have provided; (2) Internet at www.proxyvote.com; (3) phone by calling 1-800-690-6903; or (4) attending the Annual Meeting and voting in person. If you plan to attend the Annual Meeting to vote in person and your shares are registered in your own name with our transfer agent, American Stock Transfer & Trust Company, you may do so. If your shares are held in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares. This proxy statement, proxy card and any accompanying proxy materials are being mailed to stockholders on or about June 21, 2016.

You have several ways to revoke or change your vote: (1) execute and submit a later dated proxy card; (2) authorize a subsequent proxy card through the Internet or by telephone; (3) send a written revocation of proxy to our Secretary at our principal executive office; or (4) attend the Annual Meeting and vote in person.

Thank you for your support of Capital Southwest Corporation.

By Order of the Board of Directors

/s/ Michael Sarner
Chief Financial Officer,
Chief Compliance Officer
and Secretary
June 20, 2016
Dallas, Texas

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PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 20, 2016

We are furnishing you this proxy statement in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Capital Southwest Corporation, a Texas corporation (the “Company,” “Capital Southwest,” “we,” “us,” or “our”).  These proxies will be used at the Annual Meeting of Shareholders of Capital Southwest (the “Annual Meeting”) to be held on July 20, 2016 or any adjournment thereof.  We will hold the Annual Meeting at 9:00 a.m., Dallas time in the Madison Conference Room, Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240. This proxy statement, the proxy card and any accompanying proxy materials are being mailed to shareholders on or about June 21, 2016.

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:	Shareholders entitled to vote will vote at the Annual Meeting on: (1) the election of seven directors to hold office for a one-year term; (2) the proposal to approve, on an advisory basis, the compensation of our named executive officers; and (3) the ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017.

Q:	Who is entitled to vote?

A:	Shareholders as of the close of business on June 1, 2016 (“shareholders of record”) are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	You may vote by any of the methods describe below. If you do not mark any selection on the proxy card, the proxy holders named on your proxy card will vote your shares in favor of (1) the election of all of the director nominees, (2) the proposal to approve, on an advisory basis, of the compensation of our named executive officers; and (3) the ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017. You may change your vote or revoke your proxy at any time before the Annual Meeting by submitting written notice to our Secretary, submitting another proxy that is properly signed and later dated or voting in person at the Annual Meeting. In each case, the later submitted votes will be recorded and the earlier votes revoked.

Under the Nasdaq Marketplace rules, the proposal to ratify the appointment of independent registered public accountants is considered a “discretionary” item.  This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Annual Meeting.

You may vote using any of the following methods:

•	By Internet: Go to www.proxyvote.com and use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on July 19, 2016. Have your proxy card in hand when you access the website and then follow the instructions.
•	By Phone: Call 1-800-690-6903 on any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on July 19, 2016. Have your proxy card in hand when you call and then follow the instructions.

•	By Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. The named proxies will vote your shares according to your directions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote in favor of proposals 1, 2, and 3.
•	By Attending the Annual Meeting in Person: You may vote shares held directly in your name in person at the meeting. If you want to vote shares that you hold in “street name” at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee (the “account holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your account holder how to vote your shares, and the account holder is required to vote your shares in accordance with your instructions. In addition, as the beneficial holder of shares, you are entitled to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy, executed in your favor, from the account holder of your shares.

Q:	Is my vote confidential?

A:	Yes. Proxy cards, ballots and voting tabulations that identify individual shareholders are confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

Q:	Who will count the vote and how are votes counted?

A:	All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative votes, negative votes and abstentions.

Assuming a quorum is present at the Annual Meeting, the following votes are required to approve each proposal:

Proposal	Vote Required

Proposal One: Election of Directors
In an uncontested election, our by-laws require that the director nominees receive the affirmative vote of the holders of a plurality of the votes cast, whether in person or represented by proxy, to be elected.  Abstentions have the same effect as votes cast against the proposal, while broker non-votes are not counted for purposes of the election of directors.

Proposal Two: Approval by Non-Binding Vote of Executive Compensation
The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy.  Abstentions have the same effect as votes cast against the proposal, while broker non-votes do not affect the outcome.

Proposal Three: Ratification of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy. Abstentions have the same effect as votes cast against the proposal.

Each proxy delivered to us, unless the shareholder otherwise specifies therein, will be voted “FOR” proposals 1, 2, and 3. In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with the shareholder’s specification.

“Broker non-votes” are proxies from brokers or other nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares that are the subject of the proxy on a particular matter with respect to which the broker or nominee does not have discretionary voting powers.

Q:	What constitutes a quorum?

A:	As of the record date for the Annual Meeting, 15,726,006 shares of common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in determining the presence of a quorum.

Q:	Who can attend the Annual Meeting?

A:	All shareholders of record as of the close of business on June 1, 2016 can attend.

Q:	Who pays for this proxy solicitation?

A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy card and any additional information we furnish to shareholders. Copies of solicitation materials will be furnished to banks, brokerage firms, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to enable these account holders to forward the solicitation material to such beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or employees. We will not pay any additional compensation to directors, officers, or employees for such services.

Q:	What if I receive more than one proxy card?

A:	You may receive multiple proxy cards if you hold shares of common stock in different ways (such as, trusts and custodial accounts) or in multiple accounts. You should vote and sign each proxy card you receive.

Q:	May I revoke my proxy?

A:	Yes. You can revoke or change your vote on a proposal at any time before the Annual Meeting for any reason by revoking your proxy. For shareholders of record, proxies may be revoked by delivering a written notice of revocation, bearing a later date than your proxy, to our Secretary at or before the Annual Meeting. Any written notice of a revocation of a proxy should be sent to Capital Southwest Corporation, 5400 LBJ Freeway, Suite 1300, Dallas, Texas 75240, Attention: Secretary. To be effective, the revocation must be received by our Secretary before the taking of the vote at the Annual Meeting.

Proxies may also be revoked by:

1)	voting again by Internet or telephone before 11:59 p.m., Eastern Time, on July 19, 2016; or

2)	submitting a new written proxy bearing a later date than a proxy you previously submitted prior to or at the Annual Meeting;

3)	attending the Annual Meeting and voting in person.

In each case, the later submitted vote will be recorded and the earlier vote revoked.

If your shares are held in street name, you must follow the specific voting directions provided to you by your bank, broker, nominee or other holder of record to change or revoke any instructions you have already provided. Alternatively, obtain a proxy from your bank, broker or other holder of record and provide it with your vote at the Annual Meeting.

Other Business

At their discretion, the proxy holders are authorized to vote on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof.  The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than the proposals described in this proxy statement.  In addition, no shareholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Prior to this Annual Meeting, there are currently seven directors on the Board. Six of our directors are standing for reelection and one is standing for initial election. Joseph B. Armes, David R. Brooks, Jack D. Furst, T. Duane Morgan, William R. Thomas III, John H. Wilson and Bowen S. Diehl are currently directors and each has been nominated as a director.  Each director elected at the Annual Meeting will hold office for a one-year term expiring at the 2017 annual meeting of shareholders.

All nominees have consented to serve as directors.  The Board has no reason to believe that any of the nominees will be unable to act as director.  However, if a director is unable to stand for re-election, the Board may either reduce the size of the Board or the Nominating and Corporate Governance Committee may designate a substitute.  If a substitute nominee is named, the proxies will vote for the election of the substitute.  Directors are elected by a majority of the votes cast at the Annual Meeting.  Each share of our common stock is entitled to one vote for each of the seven director nominees.  Cumulative voting is not permitted.

Board Composition

The Nominating and Corporate Governance Committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our business.  Each of the nominees for election as a director at the Annual Meeting holds or has held senior executive positions in large, complex organizations and has experience that meets this objective, as described below.  In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and leadership development.  Each of our directors also has experience serving on or advising boards of directors and board committees of other organizations and has an understanding of corporate governance practices and trends.

The Nominating and Corporate Governance Committee also believes that each of the nominees has other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborate fashion, and the ability and commitment to devote significant time and energy to serve on the Board and its committees.  The Nominating and Corporate Governance Committee takes into account diversity considerations in determining the director nominees and planning for director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations.

In addition to the above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.  The business address of each nominee listed below is 5400 LBJ Freeway, Suite 1300, Dallas, Texas 75240.

Nominees for Director

Joseph B. Armes, 54, has been the Chairman of the Board of Capital Southwest since January 2014 and served as the President and Chief Executive Officer of Capital Southwest from June 2013 through September 2015. Mr. Armes has been Chairman and Chief Executive Officer of CSW Industrials, Inc. since its spin-off from Capital Southwest effective September 30, 2015. Mr. Armes serves as a director and audit committee chair for RSP Permian, Inc. (NYSE: RSPP), an independent oil and natural gas exploration and production company. He has been the President and Chief Executive Officer of JBA Investment Partners, a family investment vehicle, since 2010. Mr. Armes was the Chief Operating Officer of Hicks Holdings LLC, a private investment firm, from 2005 to 2010.  Previously, he served as Executive Vice President, Chief Financial Officer and General Counsel of Hicks Sports Group, LLC, owner and manager of various professional sports teams; Executive Vice President and General Counsel of Suiza Foods Corporation (now Dean Foods Company), a publicly held food and beverage company; and Vice President and General Counsel of The Morningstar Group, Inc., a publicly held food and beverage company.  Rangers Equity Holdings GP LLC, a subsidiary of Hicks Sports Group LLC, had an involuntary bankruptcy filed against it in the U.S. Bankruptcy Court for the Northern District of Texas on May 28, 2010.  Mr. Armes holds a Bachelor of Business Administration in Finance from Baylor University, a Master of Business Administration from Baylor University and Juris Doctor from Southern Methodist University.  Mr. Armes, because he acted as Capital Southwest’s President and Chief Executive Officer during the last two completed fiscal years, is an “interested person” under the Investment Company Act of 1940.  Capital Southwest will benefit greatly from Mr. Armes’s extensive background in strategic investing, his significant experience as a director of public and private companies and his experience as an executive in public and private companies.

David R. Brooks, 57, joined our Board in January 2014.  Mr. Brooks is the Chairman of the Board, Chief Executive Officer, and a director since the formation in 2002 of Independent Bank Group, Inc. (NASDAQ:IBTX), a publicly-traded bank holding company with approximately $5.3 billion in assets. Mr. Brooks previously served on the board of managers of Noel-Levitz, LLC, a large national higher education consulting company, and the board of trustees of Houston Baptist University.  Mr. Brooks has 35 years of experience in the financial services industry and previously served as the Chief Financial Officer at Baylor University. Mr. Brooks holds Bachelor and Master degrees in Business Administration from Baylor University. Capital Southwest will benefit from Mr. Brooks’ extensive experience in overseeing the operations and growth of a bank holding company, his executive expertise in public and private companies, his significant experience as a director of public and private companies, and his expertise in financial matters.

Jack D. Furst, 57, joined our Board in July 2014.  Mr. Furst is the founder of his own private investment firm, Oak Stream Investors, which he started in 2008.  He has been affiliated with HM Capital Partners LLC (“HM Capital”), a private equity firm, since 1989, the year in which it was formed (as Hicks, Muse, Tate & Furst, Inc.).  Until 2008, he was a Partner in HM Capital and was involved in all aspects of the firm’s business, including originating, structuring and monitoring HM Capital’s investments.  Mr. Furst has over 25 years of experience in leveraged acquisitions and private investments.  Prior to joining HM Capital, Mr. Furst served as a Vice President and subsequently a Partner of Hicks & Haas from 1987 to 1989.  From 1984 to 1986, Mr. Furst was a merger and acquisitions/corporate finance specialist for The First Boston Corporation in New York.  Before joining First Boston, Mr. Furst was a Financial Consultant at PricewaterhouseCoopers.  Mr. Furst received his Bachelor of Science degree with honors from the College of Business Administration at Arizona State University and his Master of Business Administration degree with honors from the Graduate School of Business at The University of Texas at Austin. Capital Southwest will benefit from Mr. Fursts’ senior executive and extensive private equity experience and his significant experience as a director of public and private companies.

T. Duane Morgan, 66, joined our Board in May 2012.  Mr. Morgan has been a Senior Vice President of Gardner Denver, Inc., and advisor to Kohlberg Kravis Roberts & Co. L.P. (“KKR”) during the transition after the purchase of Gardner Denver by KKR in July 2013.  Before the purchase, Mr. Morgan was Vice President of Gardner Denver and President of the Engineered Products Group with broad experience in the global energy and industrial manufacturing sectors.  Mr. Morgan also serves on the board of SACHEM, Inc., a privately held specialty chemical company.  He also co-founded three independent corporations during his business career.  Mr. Morgan holds a Bachelor of Science in Mathematics from McNeese State University, a Master of Business Administration from Louisiana State University and also served as an Army Air Defense Artillery Officer in South Korea.  Mr. Morgan is a National Association of Corporate Directors (“NACD”) Governance Fellow.  He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors.  He supplements his skill sets through ongoing engagement with the director community, and access to leading practices. Capital Southwest will benefit greatly from Mr. Morgan’s broad experience in the energy sector, his executive leadership experience and his management skills.

William R. Thomas III, 45, joined our Board in January 2014. Mr. Thomas is a private investor, and since 2008 he has served as President of the Thomas Heritage Foundation, a non-profit grant-making corporation. In addition, Mr. Thomas serves as a director of Encore Wire Corporation (NASDAQ:WIRE). Mr. Thomas was also a Vice President of Capital Southwest from 2006 to 2012. Mr. Thomas, along with Thomas Heritage Partners, Ltd., is one of the largest shareholders of our Company representing 3.8% of voting power. Mr. Thomas graduated from the United States Air Force Academy and has a Master of Business Administration from Harvard Business School. Capital Southwest will benefit from Mr. Thomas’s investment experience as well as his management and entrepreneurial skills and his significant experience as a director of public and private companies.

John H. Wilson, 73, has been a member of our Board since 1988.  Mr. Wilson has been President of U.S. Equity Corporation since 1983 and has over 45 years of experience as an executive or investor in numerous companies in the banking, insurance, manufacturing, communications, health and transportation industries. Mr. Wilson is also a director of Encore Wire Corporation (NASDAQ: WIRE). Mr. Wilson has a Bachelor of Business Administration degree from Baylor University. Capital Southwest will benefit from Mr. Wilson’s diverse industry experience, his significant experience as a director of public and private companies, and his experience as both an executive and an investor in numerous companies.

Bowen S. Diehl, 47, has served as President and Chief Executive Officer of Capital Southwest since October 2015.  Also, in October 2015, the Nominating/Corporate Governance Committee nominated Mr. Diehl to serve as a director.  Mr. Diehl joined Capital Southwest in March 2014 and served as its Chief Investment Officer from March 2014 to October 2015.  Prior to joining Capital Southwest, from 2007 to March 2014, Mr. Diehl served as Co-Head of American Capital’s Sponsor Finance Group, the group responsible for the majority of American Capital’s middle market lending business. He was also a Principal at American Capital from 2004 to 2007, and a Vice President at American Capital from 2001 to 2004. Mr. Diehl’s investments have included senior and subordinated debt, as well as preferred and common equity in both control and non-control structures.  Mr.  Diehl’s investments have been in a variety of industries including healthcare, business services, industrial manufacturing and consumer finance. Prior to American Capital, Mr. Diehl was a Vice President in Investment Banking at Merrill Lynch where he gained experience working with companies in the exploration and production, oilfield services, natural gas pipeline, natural gas gathering and processing, homebuilding and semiconductor sectors. Prior to joining Merrill Lynch, Mr. Diehl was a Vice President in the Global Oil and Gas Group at Chase Securities Inc., in New York, NY and then in Houston, TX, completing numerous transactions in the upstream and midstream oil and gas sectors. Mr. Diehl earned a Bachelor of engineering degree, with majors in Environmental/Geotechnical Engineering and Economics, from Vanderbilt University and a Masters of Business Administration from the University of Texas at Austin. Mr. Diehl, in his capacity as President and Chief Executive Officer, is an “interested person” under the Investment Company Act of 1940. Capital Southwest will benefit from Mr. Diehl’s extensive experience as a senior investment professional as well as his knowledge of the BDC industry.

Determinations of Independence

Our Nominating/Corporate Governance Committee has determined that Mr. Armes and Mr. Diehl are “interested persons” as defined in the Investment Company Act of 1940 and that Messrs. Armes and Diehl are not “independent” as defined by the NASDAQ listing standards. Mr. Diehl is not considered independent as he is currently an executive officer of Capital Southwest. Under NASDAQ rules, Mr. Armes is not eligible to be considered independent because he was employed by Capital Southwest within the past three years. Mr. Armes left his employment with Capital Southwest on September 30, 2015. The Committee has determined that Messrs. Brooks, Furst, Morgan, Thomas and Wilson are “independent” as defined by the NASDAQ and they are not “interested persons” as defined by the Investment Company Act of 1940.

Non-management directors may meet in executive session without the Chief Executive Officer at any time. These executive sessions typically occur after each regularly scheduled meeting of the Board. There were nine executive sessions held by the Board, six executive sessions held by the Audit Committee and four executive sessions held by the Compensation Committee throughout the fiscal year ended March 31, 2016.  The directors decide on a case by case basis which one of them will preside over each full Board executive session depending on the subject matter. The Chairman of each Committee presides over his respective committee’s executive sessions.

Vote Required

Directors are elected by a majority of the votes cast at the Annual Meeting.  Each share of our common stock is entitled to one vote for each of the seven director nominees.  Cumulative voting is not permitted.

Board Recommendation

The Board recommends that you vote “FOR” each of the nominees to the Board set forth in this Proposal One.

Board Committees

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility to shareholders relating to: (1) the integrity of our financial statements; (2) our systems of internal accounting and financial controls; (3) the independence, qualification and performance of our independent auditors; and (4) our compliance with ethics policies and legal and regulatory requirements relating to financial statements and reporting. The Audit Committee has the responsibility for selecting our independent registered public accounting firm and pre-approving audit and non-audit services. Among other things, the Audit Committee prepares a report for inclusion in the annual proxy statement; reviews the Audit Committee Charter (the “Audit Committee Charter”) and the Audit Committee’s performance; approves the scope of the annual audit; and reviews our corporate policies with respect to financial reporting and valuation of our investments. The Audit Committee would oversee investigations into complaints concerning financial matters. In discharging its oversight role, the Audit Committee has authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of Capital Southwest and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

The Audit Committee shall be members of, and appointed by, the Board and shall comprise at least three directors, each of whom are independent of management and Capital Southwest. The Audit Committee is currently comprised of Messrs. Brooks (Chairman), Furst, Morgan, Thomas and Wilson.  Members of the Audit Committee shall be considered “independent” as long as they accept no consulting, advisory or other compensatory fees from Capital Southwest (other than directors’ fees from Capital Southwest and its portfolio companies), are not affiliated persons of Capital Southwest or its subsidiaries, and meet the independence requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq Marketplace Rules. Members of the Audit Committee are “independent” as defined above and are not “interested persons” as defined by the Investment Company Act of 1940. All committee members shall be financially literate, and at least one member shall be an “audit committee financial expert,” as defined by the SEC. The Board has determined that Mr. Brooks is the audit committee financial expert as defined by SEC and Nasdaq Marketplace Rules.  During the fiscal year ended March 31, 2016, the Audit Committee met six times.

The duties and responsibilities of the Audit Committee are set forth in the Amended and Restated Audit Committee Charter, which the Board adopted on May 27, 2003. A copy of the Amended and Restated Audit Committee Charter is provided in Appendix A of this proxy statement and is available on our website at www.capitalsouthwest.com/governance, or available by written request addressed to Capital Southwest Corporation, 5400 LBJ Freeway, Suite 1300, Dallas, Texas 75240, Attention: Secretary.

Nominating/Corporate Governance Committee

The primary objectives of the Nominating/Corporate Governance Committee (the “Governance Committee”) are to assist the Board by (1) identifying individuals qualified to become members of our Board consistent with the criteria approved by the Board in our Corporate Governance guidelines and recommending to the Board a slate of director nominees for each annual meeting of our shareholders; (2) ensuring that our Audit, Compensation and Nominating/Corporate Governance Committees shall have the benefit of qualified and experienced “independent” directors; and (3) ensuring Capital Southwest complies with its Code of Conduct and Ethics.

The Governance Committee has the responsibility to (1) establish criteria for selection of potential directors, taking into consideration an established set of desired attributes; (2) review the qualifications, performance and independence of Board members pursuant to criteria and procedures established by the Governance Committee and make recommendations whether each director should stand for re-election when his or her term expires; (3) review annually with the Board the composition of the Board as a whole and recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skill, expertise and diversity desired for the Board as a whole and contains at least the minimum number of “independent” directors required by the Nasdaq Global Select Market and/or any other regulatory requirements; (4) identify individuals who satisfy the criteria for selection to the Board and make recommendations on new candidates for Board membership; (5) consider and evaluate shareholder nominees for election to the Board; (6) recommend to the Board the removal of a director where appropriate; (7) establish criteria for membership on the Board committees and, in consultation with the Chairman of the Board, make recommendations to the Board for appointments to and removal from committees; (8) make verbal reports to the Board after each meeting of the Governance Committee; (9) review and re-examine the Governance Committee Charter periodically and make recommendations to the Board with respect to any proposed changes; (10) review annually its own performance against the responsibilities outlined in its charter and as otherwise established by the Board; (11) obtain advice, reports or opinions from internal and external counsel, search firms and other expert advisors, as needed; (12) review, at least once annually, the Insider Trading Compliance Policies and Procedures and related policies adopted by the Board to assure that it is appropriate for us and complies with the requirements of the Nasdaq Global Select Market and/or any other regulatory requirements, recommend to the Board any desirable changes to the Code of Conduct and Ethics, consider any other corporate governance issues that arise from time to time and develop appropriate recommendations for the Board related to any such issues; (13) oversee and establish appropriate procedures for the annual evaluation of the Board and management; and (14) develop and recommend to the Board a set of Corporate Governance Guidelines applicable to us, review them annually, and if appropriate, recommend changes to the Corporate Governance Guidelines to the Board.

The Governance Committee seeks to identify director candidates who (1) have significant experience that is relevant and beneficial to the Board and Capital Southwest; (2) are willing and able to make sufficient time commitments to our affairs in order to perform their duties as directors, including regular attendance at Board and committee meetings; (3) have strong character and integrity; and (4) represent the best interests of our shareholders.  The evaluation process for nominees is the same regardless of the source of the recommendation.

The members of the Governance Committee shall be elected annually to one-year terms by a majority vote of the Board at the first meeting of the Board following the annual meeting of the shareholders. Vacancies on the Governance Committee may be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy. The Governance Committee is comprised of Messrs. Morgan (Chairman), Brooks, Furst, Thomas and Wilson. Members of the Governance Committee are “independent” as defined by the NASDAQ Listing Standards and are not “interested persons” as defined by the Investment Company Act of 1940.  During the fiscal year ended March 31, 2016, the Governance Committee met four times.

The duties and responsibilities of the Governance Committee are set forth in the Nominating/Corporate Governance Committee Charter, which the Board adopted on January 19, 2009. A copy of the Nominating/Corporate Governance Committee Charter is available on our website at www.capitalsouthwest.com/governance or available by written request addressed to Capital Southwest Corporation, 5400 LBJ Freeway, Suite 1300, Dallas, Texas 75240, Attention: Secretary.

Compensation Committee

The Compensation Committee has the authority and responsibility: (1) to annually review the goals and objectives and the structure of Capital Southwest’s plans for executive compensation, incentive compensation, equity-based compensation, and its general compensation plans and employee benefit plans (including retirement plans), and to recommend to the Board any new plans or any changes in the objectives and structure of such plans as the Compensation Committee deems necessary or desirable; (2) to annually evaluate the performance of the chief executive officer, in light of the goals and objectives of Capital Southwest’s executive compensation plans, and to determine his or her compensation level based on this evaluation; (3) to annually review and determine the compensation level of all other executive officers of Capital Southwest, in light of the goals and objectives of Capital Southwest’s executive compensation plans and the CEO’s recommendations; (4) in consultation with the CEO, to oversee the annual evaluation of management of Capital Southwest, including the other executive officers and key employees of Capital Southwest; (5) periodically, as the Compensation Committee deems necessary or desirable and pursuant to the applicable equity-based compensation plan, to recommend that the Board grant equity-based compensation awards to any officer or employee of Capital Southwest for such number of shares of common stock as the Compensation Committee, in its sole discretion, shall deem to be in the best interest of Capital Southwest; (6) to perform such duties and responsibilities as the Board may assign to the Compensation Committee regarding the terms of any compensation plans and to review and approve the amount and terms of all individual stock options that the Compensation Committee recommends that the Board grant; (7) to recommend to the Board all equity-based compensation plans, including prior approval of those plans that are subject to shareholder approval under the listing standards of NASDAQ; (8) to meet with management to review and discuss the Compensation Discussion and Analysis required by the SEC rules and regulations; and (9) to annually review and reassess the adequacy of the Compensation Committee Charter and recommend any changes to the full Board.

The Compensation Committee shall comprise at least three directors, each of whom is independent of management and Capital Southwest. Members shall be appointed and replaced by the Board. The Compensation Committee is comprised of Messrs. Wilson (Chairman), Brooks, Furst, Morgan and Thomas. Each member of the Compensation Committee (a) meets the Nasdaq Marketplace Rules with respect to independence and all other applicable legal requirements, (b) is a “non-employee director” as that term is defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (c) is an “outside director” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. During the fiscal year ended March 31, 2016, the Compensation Committee met four times.

The duties and responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, which the Board adopted on March 29, 2007. A copy of the Compensation Committee Charter is available via the Internet on our website at www.capitalsouthwest.com/governance or available by written request addressed to Capital Southwest Corporation, 5400 LBJ Freeway, Suite 1300, Dallas, Texas 75240, Attention: Secretary.

Consideration of Director Nominees of Shareholders

The Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a holder of our common stock.  Nominations must be addressed to Capital Southwest Corporation, 5400 LBJ Freeway, Suite 1300, Dallas, Texas 75240, Attention: Chairman of the Nominating and Corporate Governance Committee, indicating the nominee’s qualification and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.  In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our by-laws.

The Governance Committee considers nominees for the Board from any reasonable source, including current Board members, shareholders or other persons.  While the Governance Committee has the ability to retain a third party to assist in the nomination process, we have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

Messrs. Joseph B. Armes, David R. Brooks, Jack D. Furst, T. Duane Morgan, William R. Thomas III, John H. Wilson and Bowen S. Diehl are currently directors and each has been nominated for reelection as a director. Mr. Bowen S. Diehl was appointed to serve as a director by the Board of Directors in October 2015 and has been nominated for reelection as a director.

GOVERNANCE OF THE COMPANY

During our fiscal year ended March 31, 2016, the Board held nine meetings and acted by unanimous written consent four times.  All directors who were serving at the time attended our 2015 annual meeting of shareholders.  Each of the directors attended at least 75% of the Board meetings held during the fiscal year ended March 31, 2016 and at least 75% of the meetings held by committees on which he served during the fiscal year ended March 31, 2016.

Board Leadership and Structure

The Board recognizes that one of its responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management.  The Board understands that there is no single, generally accepted approach to providing board leadership and that, given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant.

The Board appoints the members of the Audit Committee, Compensation Committee and the Nominating/Corporate Governance Committee.  Each of these committees has a written charter approved by the Board.  The current members of the committees are identified in the following table.

Board Committees
Director	Audit	Compensation	Nominating/ Corporate Governance
David R. Brooks	X*	X	X
Jack D. Furst	X	X	X
T. Duane Morgan	X	X	X*
William R. Thomas III	X	X	X
John H. Wilson	X	X*	X

*  Signifies Committee Chairman

Board Independence and Meeting

Board Governance Documents

The Board maintains charters for all committees.  In addition, the Board has adopted a written set of corporate governance guidelines and a code of business conduct and ethics.  To view our committee charters, corporate governance guidelines and code of business conduct and ethics, please visit www.capitalsouthwest.com.  Copies of these documents are also available upon written request to our Secretary. The Board has adopted and adheres to corporate governance practices that the Board and executive management believe promote the highest standards of integrity, are sound and represent best practices.  The Board periodically reviews these governance practices, the Nasdaq Marketplace Rules, listing requirements and SEC regulations, as well as best practices suggested by recognized governance authorities.

Independence

Currently, the Board has seven directors.  Mr. Diehl was nominated as a director by the Nominating/Corporate Governance Committee in October 2015. The Board has determined, after considering all of the relevant facts and circumstances, that five current directors (Messrs. Brooks, Furst, Morgan, Thomas, and Wilson) are independent, as “independence” is defined by the Nasdaq Marketplace Rules.  This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us.  As a result, the Board has a majority of independent directors on the Board as required by the Nasdaq Global Select Market listing requirements.

Executive Sessions

Non-employee directors have regularly scheduled executive sessions in which they meet without the presence of management or management directors.  These executive sessions occur after each regularly scheduled meeting of the Board.

Director Qualifications

The Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board.  This assessment includes, in addition to qualities of intellect, integrity and judgment, business experience and knowledge, reputation and character, issues of diversity, relevant industry and trade association knowledge and participation, accounting and financial expertise, public company experience, willingness and ability to devote the time and effort required to effectively serve on the Board and relevant legal and regulatory qualifications.  The committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.  The committee evaluates all nominees for director based on these criteria, including nominees that may be recommended by a shareholder.

The Board recognizes that its members benefit from service on the boards of other companies.  We encourage that service but also believe it is critical that directors have the ability to dedicate sufficient time to their service on our Board.

Board and Committee Evaluations

Our Corporate Governance Guidelines require the Board and each committee of the Board to conduct an annual self-evaluation to determine whether the Board or respective committee is functioning effectively.  The review focuses on the performance of the entire Board or the respective committee.  In connection with each annual performance evaluation, the Board or committee surveys and receives comments from each director or committee member regarding an assessment of the Board’s or the committee’s performance.  The Board also reviews the Governance Committee’s recommendations concerning the performance and effectiveness of the Board and each of its committees.  The Governance Committee will also review the individual performance of a director as circumstances warrant.

During our fiscal year ended March 31, 2016, the Board engaged a third party consultant to conduct an evaluation of the Governance processes and procedures, and the skill sets and backgrounds of the Board members, compared to industry best practices.  The third party consultant presented its evaluation to the Board and provided their recommendations.

Our by-laws provide that the Board may increase or decrease the number of directors by resolution of the Board, provided that the tenure of office of any incumbent director will not be affected by any decrease in the number of directors.  Our by-laws also provide that if any or all of the directors cease to be directors, any vacancy, other than vacancies that result from an increase in the number of directors or from the removal of a director, may in general be filled solely by a majority of the remaining directors even if the remaining directors do not constitute a quorum.  Any vacancy that results from an increase in the number of directors constituting the entire Board may be filled by a majority of the entire Board.  Any vacancy that results from the removal of a director may be filled either by a majority of the remaining directors or our shareholders.  Any director elected to fill a vacancy will hold office until the next annual election of directors and until a successor is elected and qualified.

Guidelines on Governance and Codes of Ethics

The Board has adopted the Guidelines on Governance to address significant corporate governance issues.  These guidelines provide a framework for our corporate governance initiatives and cover a variety of topics, including the role of our Board, board selection and composition, Board committees, Board operation and structure, Board orientation and evaluation, Board planning and oversight functions and stock ownership guidelines.  The Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.

The Board has also adopted a Code of Ethics, which is designated to help officers, managers and employees resolve ethical issues in an increasingly complex business environment.  It covers topics such as reporting unethical or illegal behavior, compliance with the law, share trading, conflicts of interest, fair dealing, protection of our assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences and obtaining assistance to help resolve ethical issues.

You may obtain a copy of the committee charters, the Guidelines on Governance and Code of Ethics on our website at www.capitalsouthwest.com/governance.

Communication with the Board

Shareholders and interested parties who wish to communicate with any member of the Board may do so in writing to the following address:

Capital Southwest Corporation
5400 LBJ Freeway, Suite 1300
Dallas, Texas 75240
Attention:  Board of Directors

Mr. Brooks currently reviews all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management.  Mr. Brooks will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request.  Mr. Brooks will forward shareholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication as appropriate.

Risk Oversight

The Board has an active role in overseeing management of Capital Southwest’s risk.  The Board regularly reviews information regarding Capital Southwest’s operational, financial, legal, regulatory, strategic and reputational risks which is usually conveyed to the Board by the senior management of Capital Southwest. Because overseeing risk is an ongoing process and inherent in Capital Southwest’s strategic decisions, the Board discusses risk throughout the year during its meetings in relation to specific proposed actions.  The Board delegates certain risk management oversight to the Board committees. While the Board oversees Capital Southwest’s overall risk management, management is responsible for the day-to-day risk management process.  Committees meet in executive session with key management personnel and representatives of outside advisors as needed.  The Board believes the division of responsibilities, as summarized below, is the most effective approach for addressing the risks facing Capital Southwest.

Board/Committee	Primary Areas of Risk Oversight

Full Board
Strategic, financial and executive risks and exposures associated with the annual operating plan and strategic plan; legal and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputations; material acquisitions and divestitures.

Audit Committee
Risks and exposures associated with accounting, auditing, reporting, financial practices (including the integrity of Capital Southwest’s financial statements and related systems of internal controls), administration and financial controls, compliance with legal and regulatory requirements, including ethical business standards, the independent registered public accounting firm’s qualifications, independence and performance and the performance of the internal audit function.  The Audit Committee also has the direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm, including the performance of any non-audit services.

Compensation Committee
Risks and exposures associated with compensation, severance agreements, any succession plans and incentive and equity-based compensation plans for Company employees and non-employee members of the Board, including with respect to compliance of compensation plans and arrangements with applicable regulations.

Nominating and Corporate Governance Committee
Risks and exposures related to governance of Capital Southwest and to the composition and organization of the Board including nominations and qualification criteria for membership, Board size, and Board education and evaluation.

EXECUTIVE OFFICERS

Bowen S. Diehl. See “Nominees for Director” for Mr. Diehl’s biography.

Michael S. Sarner, 43, joined Capital Southwest in July 2015 and served as a Senior Vice President until he was appointed Chief Financial Officer in October 2015.   Prior to joining Capital Southwest, from 2000 to 2015, Mr. Sarner was the Senior Vice President, Treasury at American Capital, Ltd. Mr. Sarner was responsible for capital raising, debt capital markets, corporate restructurings, financial planning, corporate development of strategic initiatives, and system implementations of budget and treasury solutions. During the course of his career, he raised over $6 billion in debt capital in Term Securitizations, Secured Revolving Lines of Credit, Unsecured Notes, and Term Loans to support middle market platforms. Mr. Sarner also led both Corporate and Debt Restructurings, serving as both the strategic lead internally and the external liaison to over twenty financial institutions involved in the negotiations. Prior to joining American Capital, Mr. Sarner served in various roles in the accounting and finance arena performing and managing due diligence, raising debt and equity capital, and performing audits in public accounting. Mr. Sarner holds a Bachelor of Business Administration in Accounting from James Madison University and a Masters of Business Administration in Finance from George Washington University. Mr. Sarner holds an inactive Certified Public Accountant License in the Commonwealth of Virginia.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 20, 2016 by (1) each person, who is the beneficial owner (as that term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”)) of more than 5% of our outstanding common stock; (2) each named executive officer in the Summary Compensation Table; (3) each director that served at any time during the fiscal year ended March 31, 2016; and (4) all current directors and executive and non-executive officers as a group.  The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has a right to acquire as of August 19, 2016 (60 days after June 20, 2016) through the exercise of any stock option or other right. Unless otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares indicated to be beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Moab Capital Partners, LLC(1) 15 East 62nd Street New York, NY 10065	1,565,938	10.0%
Zuckerman Investment Group(2) 155 N. Wacker Drive, Suite 1700 Chicago, IL 60606	1,416,054	9.0%
Evercore Trust Company, N.A.(3) 55 East 52nd Street, 23rd Floor New York, NY 10055	1,108,545	7.0%
First Manhattan Co.(4) 399 Park Avenue New York, NY 10022	955,560	6.1%
Punch & Associates Investment Management, Inc.(5) 3601 W. 76th Street, Suite 225 Edina, MN 55435	797,190	5.1%
River Road Asset Management, LLC(6) 462 S. 4th St., Suite 2000 Louisville, KY 40202	780,827	5.0%
William R. Thomas III(7)(8)	591,838	3.8%
Bowen S. Diehl(7)(9)	145,199	*
Joseph B. Armes(7)(10)	103,088	*
Kelly Tacke(7)(11)	52,000	*
Michael S. Sarner(7)(12)	24,000	*
John H. Wilson(7)	12,000	*
T. Duane Morgan(7)(13)	4,645	*
David R. Brooks(7)	2,600	*
Jack D. Furst(7)	2,100	*
Christopher Mudd(7)	-	N/A

All directors, executive officers and non-executive officers as a group (12 persons)	1,020,011	6.5%

*	Less than 1%
(1)	Based on information set forth in a Schedule 13G relating to Capital Southwest filed with the SEC on January 7, 2016. Moab Partners, L.P. and Michael M. Rothenberg will beneficially own and have sole voting and dispositive power with respect to 1,565,938 shares of Capital Southwest’s common stock. Moab Partners, L.P. beneficially owns and has sole voting and dispositive power with respect to 1,558,332 shares of Capital Southwest’s common stock. Moab Capital Partners, LLC is the investment adviser to Moab Partners and a certain managed account. Mr. Rothenberg is an owner and a Managing Member of Moab Capital Partners, LLC. By virtue of these relationships, each of Moab Capital Partners, LLC and Mr. Rothenberg may be deemed to beneficially own shares of Capital Southwest’s common stock owned directly by Moab Partners, L.P. and held in the managed account.

(2)	Based on information set forth in a Schedule 13G/A relating to Capital Southwest filed with the SEC on February 12, 2016. Zuckerman Investment Group, LLC, Sherwin A. Zuckerman and Daniel R. Zuckerman will beneficially own and have shared voting and dispositive power with respect to 1,416,054 shares of Capital Southwest’s common stock.
(3)
Based on information set forth in a Schedule 13G relating to Capital Southwest filed with the SEC on February 20, 2016. Evercore Trust Company, N.A. beneficially owns 1,108,545 shares of Capital Southwest’s common stock.  Evercore Trust Company, N.A. has sole voting and dispositive power with respect to 166,052 shares of Capital Southwest’s common stock and shared voting and dispositive power with respect to 942,493 shares of Capital Southwest’s common stock.

(4)	Based on information set forth in a Schedule 13G/A relating to Capital Southwest filed with the SEC on February 12, 2016. First Manhattan Co. beneficially owns and has shared dispositive power with respect to 955,560 shares of Capital Southwest’s common stock. First Manhattan Co. will have shared voting power with respect to 950,060 shares of Capital Southwest’s common stock.
(5)
Based on information set forth in a Schedule 13G relating to Capital Southwest filed with the SEC on February 9, 2016. Punch & Associates beneficially owns and has sole voting and dispositive power with respect to 797,190 shares of Capital Southwest’s common stock.

(6)
Based on information set forth in a Schedule 13G/A relating to Capital Southwest filed with the SEC on February 12, 2016. River Road Asset Management, LLC beneficially owns and has sole dispositive power with respect to 780,827 shares of Capital Southwest’s common stock. River Road has sole voting power with respect to 679,001 shares of Capital Southwest’s common stock.

(7)	Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o Capital Southwest Corporation, 5400 Lyndon B. Johnson Freeway, Suite 1300, Dallas, Texas 75240.
(8)	Mr. Thomas holds 7,899 shares directly. Mr. Thomas is President and sole manager of Thomas Heritage Company, L.L.C., the sole general partner (the “General Partner”) of Thomas Heritage Partners, Ltd. (the “Partnership”). In such capacity, Mr. Thomas has sole voting and depositor power with respect to 571,939 shares of Common Stock owned by the Partnership. Mr. Thomas beneficially owns 12,000 shares of Company common stock held by his minor children.
(10)	Mr. Armes has voting power with respect to 31,000 shares of unvested restricted shares, 16,000 shares of common stock and 9,502 shares of common stock held by JBA Family Partners, L.P., a limited partnership of which he and his spouse are 50% owners of the general partner. Mr. Armes disclaims beneficial ownership of the shares held by this partnership except to the extent of his pecuniary interest therein. Lastly, 46,586 shares of his stock options granted under the 2009 stock option plan will be exercisable as of August 16, 2016.
(9)	Mr. Diehl has voting power with respect to 78,000 unvested restricted shares and 26,587 shares of common stock. In addition, 40,612 of Mr. Diehl’s stock options granted under the 2009 stock option plan will be exercisable as of August 16, 2016.
(11)	Ms. Tacke has voting power with respect to 31,067 shares of unvested restricted shares and 15,933 shares of common stock. In addition, 38,619 of Ms. Tacke’s stock options granted under the 2009 stock option plan will be exercisable as of August 16, 2016.
(12)	Mr. Sarner has voting power with respect to 24,000 shares of unvested restricted shares.
(13)	Mr. Morgan holds 3,395 shares directly and 1,250 shares indirectly through the Morgan Family Trust.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires our officers and directors and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file with the SEC. Based solely upon a review of the copies of such forms furnished to us, we believe that each of our officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended March 31, 2016, with the exception of Moab Capital Partners, LLC and its affiliates, which together constitute a greater than 10% beneficial owner.  Moab Capital Partners, LLC filed one late report for a series of transactions subject to Section 16(a) filing requirements; it failed to timely report the purchase of 5,800 shares of our common stock in a series of transactions on January 7, 2016 and January 8, 2016, and filed a Form 4 reporting those transactions on January 13, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relating to the fiscal year 2016 compensation of our President and Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Former President and Chief Executive Officer, Former Chief Financial Officer and Former Senior Vice President, Operations, during the year ended March 31, 2016. These five individuals are referred to in this CD&A as the Named Executive Officers.

The Capital Southwest Compensation Committee (the “Committee”) has the primary authority to establish our compensation philosophy and the actual compensation levels for the named executive officers (“NEO’s”) and to administer all executive compensation arrangements and policies.  Bowen S. Diehl, our CEO, assists the Committee by providing recommendations regarding the compensation of our named executive officers, excluding himself.  The Committee exercises it discretion by modifying or accepting these recommendations.  The CEO routinely attends a portion of the Committee meetings.  However, the Committee meets in executive session without the CEO or other members of executive management when discussing compensation matters and on other occasions as determined by the Committee.

On September 30, 2015, we completed the spin-off of CSW Industrials, Inc. (“CSWI”). CSWI is now an independently publicly traded company. Effective October 1, 2015, Bowen S. Diehl was appointed President and Chief Executive Officer of our Company, and Michael S. Sarner was appointed Chief Financial Officer, Chief Compliance Officer and Secretary. Joseph B. Armes, Kelly Tacke, and Christopher Mudd became employees of CSWI. In connection with the spin-off, Mr. Armes, Mr. Diehl, and Ms. Tacke were awarded nonqualified stock options, restricted stock, and cash incentive awards.

At the request of the Committee, executive management prepares a compensation analysis of this peer group for the Committee’s use, using data pulled from public filings.  The analysis generally shows trends in base salary, bonus opportunities, equity award sizes, and total compensation (as publicly reported in proxy statements).

With respect to Mr. Sarner, who joined Capital Southwest in July 2015 and was subsequently appointed Chief Financial Officer of Capital Southwest, the Committee set his employment package based on Capital Southwest’s negotiations with Mr. Sarner, taking into account the compensation package from his prior employer and the opportunities Mr. Sarner had at other potential employers.  In all categories, we believe our base salaries, annual cash bonus opportunities, restricted stock awards, and other compensation, taken as a whole, help us attract, retain and motivate competent executive officers.

Compensation Objectives

The objectives of Capital Southwest’s compensation programs are to attract, retain and motivate competent executive officers who have the experience and ability to enhance shareholder value and to contribute to the success of Capital Southwest’s investment management activities. The individual judgments made by the Committee are subjective and are based largely on the recommendations of the Chief Executive Officer (except with respect to his compensation) and the Committee’s perception of each executive’s contribution to both Capital Southwest’s past performance and its future growth potential. The Committee attempted to ensure that the total compensation paid to each executive officer is fair, reasonable, competitive and aligns the interests of executive management and the Company’s shareholders.

The principal elements of compensation for executive officers in fiscal year 2016 were base salary, annual cash bonus opportunities, stock options granted under the 2009 Stock Incentive Plan, restricted stock granted under the 2010 Restricted Stock Award Plan, contributions to a qualified defined contribution plan (ESOP), a qualified defined benefit retirement plan and a non-qualified defined benefit retirement plan through September 30, 2015, and a 401K plan effective October 1, 2015.

In connection with the spin-off, the qualified defined contribution plan was transferred to CSWI. CSWI also assumed sponsorship of the qualified defined benefit plan and Capital Southwest withdrew as participating employers in the plan. Additionally, unvested accrued benefits under the non-qualified restoration plan were forfeited as of September 30, 2015. The committee will not grant any additional shares under the 2009 Stock Option Plan or request shareholders’ approval of any additional stock options to be added under the 2009 Stock Option Plan. The committee does not intend to grant additional Individual Incentive Awards. With the completion of the spin-off, the Committee intends for restricted stock granted under the 2010 Restricted Stock Award plan to continue as the sole long-term component of compensation for executive officers.

Determination of Compensation

Roles and Responsibilities – Compensation Committee

The Committee’s responsibilities included:

1)	To review at least annually, the goals and objectives and the structure of Capital Southwest’s plans for executive compensation, incentive compensation, equity-based compensation and general compensation plans and employee benefit plans (including retirement plans), and to recommend to the Board any new plans or any changes in the objectives and structure of such plans as the Committee deemed necessary or desirable.

2)	To evaluate annually the performance of the Chief Executive Officer, in light of the goals and objectives of Capital Southwest’s executive compensation plans, and to determine his compensation level based on this evaluation. In determining the incentive components of his compensation, the Committee considered those factors it deems relevant, including Capital Southwest’s performance and his contribution to that performance. The Chief Executive Officer was not present during deliberations or voting pertaining to the Committee’s determination of his compensation.

3)	To annually review and determine the compensation level of all other executive officers of Capital Southwest, in light of the goals and objectives of our executive compensation plans, market compensation data and the Chief Executive Officer’s recommendations.

4)	In consultation with the Chief Executive Officer, to oversee the annual evaluation of the executive officers of Capital Southwest.

5)	Periodically, as the Committee deemed necessary or desirable and pursuant to the applicable equity-based compensation plan, to recommend that the Board grant equity-based compensation awards to any officer or employee of Capital Southwest for such number of shares of common stock as the Committee, in its sole discretion, shall deem to be in the best interest of Capital Southwest.

6)	To perform such duties and responsibilities as the Board may assign to the Committee regarding the terms of any compensation plans and to review and approve the amount and terms of all individual stock options that the Committee granted.

7)	To recommend to the Board all equity-based compensation plans, including prior approval of those plans that are subject to shareholder approval under the listing standards of NASDAQ.

8)	To meet with management to review, discuss and recommend to the Board the Compensation Discussion and Analysis required by the Securities and Exchange Commission’s (the “SEC”) rules and regulations. The Committee will also prepare a Compensation Committee Report for inclusion in the Company’s proxy statement and applicable filings with the SEC.

9)	To annually review and reassess the adequacy of this Charter and recommend any changes to the full Board.

Roles and Responsibilities - Executive Officers

Bowen S. Diehl, our President and CEO, made recommendations on salary, annual cash bonus opportunities, and restricted stock to the Committee based on the compensation objectives set by the Committee as well as current business conditions. More specifically, Mr. Diehl reviewed and assessed market data and recommended compensation adjustments to the Committee for all officers (other than himself).

The Committee then exercised its discretion in modifying any recommended salaries, annual cash bonus opportunities, or restricted stock. The Committee approved or, if applicable, recommended to the Board for approval, recommendations regarding stock based awards for all of its officers. Mr. Diehl could attend the meetings of the Committee at the request of the Committee Chairman, but did not attend executive sessions and did not participate in any Committee discussions relating to the final determination of his own compensation.

Executive Compensation Components

For the fiscal year ended March 31, 2016, the components of Capital Southwest’s compensation program for NEO’s included:

•	base salaries;
•	annual cash incentive opportunities;
•	long-term cash incentive and equity compensation awards; and
•	other benefits, including participation in Capital Southwest’s retirement plan.

Salaries

Salaries were determined by the Committee for each of the NEO’s on an individual basis, taking into consideration individual contributions to overall company performance, length of tenure, compensation levels for comparable positions at companies and internal pay equity among similar positions within Capital Southwest. The Committee placed more emphasis on those compensation elements which are linked to long-term results.

In fiscal year 2016, after consideration of the factors set forth above, the Committee increased the annual base salary of Mr. Diehl from $429,000 to $442,000. The Committee increased the annual base salary of Mr. Sarner from $365,000 to $373,000. The Committee believes that the salary changes and resulting base salaries of our NEO’s are appropriate for each NEO as a component of his or her overall compensation package.

Cash Incentive Opportunities

Annual cash incentive opportunities are intended to reward individual performance as well as operating results during the year and therefore can be highly variable from year to year.  The Committee established the target annual cash incentive opportunities for the NEO’s at the start of the year, taking into account the potential contribution by that executive to overall company performance, length of tenure, compensation levels for comparable positions at peer companies and internal pay equity among similar positions within Capital Southwest.  For the fiscal year ended March 31, 2016, the Committee set the annual cash incentive opportunity at 150% of annual base salary for Mr. Diehl, 125% of annual base salary for Mr. Sarner, 150% of annual base salary for Mr. Armes, 100% of annual base salary for Ms. Tacke, and 100% of annual base salary for Mr. Mudd.  No threshold or maximum payout levels were set. The target levels for Mr. Diehl and Mr. Sarner are the same as the target annual cash incentive levels from the prior year. For the fiscal year ended March 31, 2016, the Committee made no changes to the target bonus levels for our NEO’s from the prior year, as the Committee believed the levels were sufficient to motivate each executive to achieve our objectives for the coming year.

At the start of each fiscal year, the Committee also establishes the performance goals to be achieved to earn the target annual cash incentive award.  For the fiscal year ended March 31, 2016, the Committee selected certain strategic goals for each NEO including (1) to support the progress and completion of a transformative transaction such as the Share Distribution, (2) to lead the active management of Capital Southwest’s credit investment portfolio by implementing rigorous evaluation processes for all investments and monetizing appropriate investments and (3) to fill leadership positions at Capital Southwest and certain portfolio companies. No quantitative performance goals were established. The Committee evaluated performance against these goals for the fiscal year ended March 31, 2016 in April 2016 and determined each NEO’s achievement of the goals and the payment pursuant to those goals.  Based on that evaluation, for fiscal year 2016, Mr. Diehl was paid an annual cash incentive of $643,500 and Mr. Sarner was paid an annual cash incentive of $482,649. Effective with the spin-off of CSWI, Mr. Armes, Ms. Tacke, and Mr. Mudd became employees of CSWI. Prior to the spin-off, Mr. Armes was paid a partial year annual cash incentive of $339,750 as the acting CEO, Ms. Tacke was paid a partial year annual cash incentive of $127,500 as the acting CFO, and Mr. Mudd was paid a partial year annual cash incentive of $137,500 as the acting Senior Vice President of Operations.

The Committee believes the annual cash incentives earned by the NEO’s are appropriate in relation to Capital Southwest’s financial performance for fiscal year 2016 as well as each named executive officer’s individual performance during that period.

Long-Term Incentive Awards

The Board and its shareholders approved Capital Southwest’s 2009 Stock Incentive Plan and 2010 Restricted Stock Award Plan. Those plans, in addition to our Individual Incentive Awards, allow Capital Southwest to provide cash and stock-based compensation opportunities to certain key employees, including NEO’s.  Capital Southwest uses both cash-based awards and stock-based awards as long-term incentive compensation to: (1) align compensation commensurate with the creation of shareholder value; (2) create opportunities for increased stock ownership by executives; and (3) attain competitive levels of total compensation over the long term.

Spin-Off Compensation Plan

The Committee structured the Spin-Off Compensation Plan to have a value equal to six percent of the accretion in aggregate value of the shares of both the Company and CSWI from the grant date of the options and restricted stock awards through the Determination Date. The Committee believed this amount would incentivize the participants in the plan, including Mr. Armes, Mr. Diehl and Ms. Tacke, to focus on completing a transformative transaction of such as the spin-off while directly linking executives’ incentive awards to the value created for shareholders through the spin-off.

On August 28, 2014, the Board adopted the Spin-Off Compensation Plan, which entitled Mr. Armes, Mr. Diehl and Ms. Tacke to certain stock options, restricted stock and cash awards upon the consummation of the spin-off. The plan was intended to align the compensation of the Company’s key officers with the Company’s strategic objective of increasing the market value of the Company’s shares through a transformative transaction for the benefit of the Company’s shareholders. Under the plan, Mr. Armes, Mr. Diehl and Ms. Tacke were eligible to receive an amount equal to six percent of the aggregate appreciation in the Company’s share price from August 28, 2014 (using a base price of $36.16 per share) to 90 days after the completion of a transformative transaction (the “Determination Date”). The first plan component consists of awards of nonqualified options to purchase 259,000 shares of common stock at an exercise price of $36.60 per share. The second plan component consists of awards of 127,000 shares of restricted stock, which have voting rights but do not have cash dividend rights. The final plan component consists of cash incentive payments awarded to each participant in an amount equal to the excess of each awardee’s allocable portion of the total payment amount over the aggregate value as of the Determination Date of the awardee’s restricted common stock and nonqualified option awards under the plan.

The Committee granted options to purchase 86,333 shares of Company common stock to each of Mr. Armes and Ms. Tacke and options to purchase 86,334 shares of Company common stock to Mr. Diehl. The Company also granted 42,000 shares of restricted stock to each of Messrs. Armes and Diehl and 43,000 shares of restricted stock to Ms. Tacke. The Committee granted a cash award to Messrs. Armes and Diehl and Ms. Tacke that will be used in the event of any shortfall between (1) the value of the options and restricted stock awards and (2) six percent of the accretion in aggregate value of shares of Company common stock and CSWI common stock from the grant date of such awards through the Determination Date (as defined below).

On September 8, 2015, the Board designated the spin-off of CSWI as a transformative transaction for purposes of the executive compensation plan and amended the award agreements granted under the plan to provide for accelerated vesting of the awards held by a participant in the event of a termination of that participant’s service effected by the participant for good reason, by the employer without cause, or as a result of the disability or death of the participant. On September 30, 2015, we completed the tax-free spin-off of CSWI through a pro-rata share distribution of CSWI's common stock to CSWC shareholders of record on September 18, 2015.

Effective immediately with the spin-off of CSWI, both Mr. Armes and Ms. Tacke became employees of CSWI and Mr. Diehl continued to be an employee of our Company. Capital Southwest entered into an Employee Matters Agreement with CSWI. Under this agreement, we retained the cash incentive awards granted under the Spin-off Compensation Plan and thus, the cash bonuses will be payable by Capital Southwest.  The equity awards payable under the plan include stock options and restricted shares of both Capital Southwest and CSWI. The equity based awards became vested with respect to one-third of the shares on the Determination Date (i.e. December 29, 2015), and will become vested with respect to one-third of the shares on each of the first and second anniversaries of the Determination Date.

The total value accretion was six percent of the aggregate appreciation in Capital Southwest’s share price from $36.16 to the combined volume-weighted average prices of both CSWC and CSWI stock as of December 29, 2015. The cash component of the Spin-Off Compensation Plan was the difference between the total value accretion and the aggregate value of the awardee’s restricted common stock and non-qualified option awards under the plan. The first cash payment was made in January 2016. The remaining two payments will be made on December 29, 2016 and December 29, 2017.

In order to successfully complete the transformative transaction that unlocked value for shareholders in Fiscal Year 2016, the Committee needed to align management compensation with the organizational goals.  The Capital Southwest Compensation Committee believes the spin-off compensation plan put in place to incentivize the management team was set at proper levels to ensure the organization achieved its goal.

2010 Restricted Stock Award Plan

The Company received exemptive relief from the SEC that permits Capital Southwest to grant restricted stock in exchange for or in recognition of services by its executive officers and certain key employees. Pursuant to the 2010 Restricted Stock Award Plan, the Committee may award shares of restricted stock to plan participants in such amounts and on such terms as the Committee determines in its sole discretion, provided that such awards were consistent with the conditions in the SEC’s exemptive order. Each restricted stock grant is for a fixed number of shares as set forth in an award agreement between the grantee and Capital Southwest. Award agreements describe time and/or performance vesting schedules and other appropriate terms and/or restrictions with respect to awards, including rights to dividends and voting rights.  Except for restricted stock granted in connection with the spin-off as described below, the grants of restricted stock vest ratably over four or five years.

If a participant’s employment is terminated for any reason, including retirement, other than death or disability, the participant’s unvested restricted stock awards shall be forfeited.  If a participant’s employment is terminated due to death or disability or if a change in control (as defined in the 2010 Restricted Stock Award Plan) occurs, the participant’s unvested restricted stock awards will vest immediately.  Participants who have received restricted stock awards will receive dividends and will have voting rights with respect to such shares. In connection with the spin-off of CSWI, each holder of an outstanding Capital Southwest restricted stock award immediately prior to the spin-off received, as of the Distribution Date, a CSWI restricted stock award for the number of CSWI shares as if the outstanding restricted stock award comprised fully vested Capital Southwest shares as of the Distribution Date.

In November 2015, our Compensation Committee considered employee performance during fiscal 2016 in determining the amount of restricted stock awards to recommend for each executive officer. In addition, the Compensation Committee considers each NEO's total cash compensation in relation to the proposed stock award and the effect of dilution of net asset value per share and earnings per share prior to awarding the stock grants. On November 10, 2015 the Board, upon recommendation of the Compensation Committee, approved restricted stock awards for NEO’s.  Mr. Diehl was awarded 47,000 shares of restricted stock in November 2015 for his performance during fiscal 2016. The aggregate grant date fair value of the November 2015 award was $698,890. This award reflects Mr. Diehl’s leadership during fiscal 2016, which enabled us to achieve our operational and financial objectives. Mr. Diehl’s performance during this time period was vital to our Company’s success.  Mr. Sarner was awarded 24,000 shares of restricted stock in November 2015 for his performance during fiscal 2016. The aggregate grant date fair value of the November 2015 award was $356,880. This award reflects Mr. Sarner’s role in managing all financial aspects of our Company, and his leadership in matters relating to our capital structure, investment committee and investor relations. Mr. Sarner’s restricted stock awards also reflect his continued service as our Chief Compliance Officer and Secretary.

In August 2014, the Committee granted restricted stock awards to each of Mr. Armes, Mr. Diehl and Ms. Tacke as part of the Spin-Off Compensation Plan to incentivize Mr. Armes, Mr. Diehl and Ms. Tacke to complete a transformative transaction such as the spin-off. The restricted stock awards vested and became payable after the completion of a transformative transaction, with one-third vesting on the Determination Date (as defined below), one-third on the first anniversary of the Determination Date and one-third on the second anniversary of the Determination Date. In addition, the number of restricted stock awards held by Mr. Armes, Mr. Diehl and Ms. Tacke are subject to reduction if the value of restricted stock awards plus the value of the options granted under the Spin-Off Compensation Plan to Mr. Armes, Ms. Tacke and Mr. Diehl exceeds six percent of the accretion in the aggregate value of the then outstanding Company and CSWI shares, together with interim dividends paid on the Company shares over the aggregate value of Company shares on the grant date, realized from the grant date through the Determination Date. See “Spin-Off Compensation Plan” for an additional discussion of the restricted stock awards and the terms of the potential reduction in the awards.

Individual Incentive Awards

The Committee has historically used our long-term incentive awards (“Individual Incentive Awards”) as a way to motivate its executives to increase the value of the Company as reflected by our net asset value, without the dilution that accompanies the use of stock options or restricted stock awards.  Individual Incentive Awards generally vest on the fifth anniversary of the award date, providing a meaningful retention device. The Committee generally sets the baseline for measuring increases in net asset value at Capital Southwest’s most recent quarterly net asset value per share at the time of issuance, requiring sustained asset value appreciation for the awards to provide a meaningful return.  In connection with the spin-off of CSWI, all Individual Incentive Awards were amended to provide that the payments due thereunder would be based on our net asset value as of June 30, 2015. As of March 31, 2016, there are 58,000 Individual Incentive Awards outstanding for our Named Executive Officers. We retained all liabilities related to Individual Incentive Awards granted to NEO’s following the spin-off, including with respect to those executive officers whose employment transferred to CSWI. Upon exercise of an Individual Incentive Award, Capital Southwest pays the recipient a cash payment in an amount equal to (1) the net asset value per share as of June 30, 2015 minus the baseline net asset value per share, multiplied by (2) the number of units subject to such Individual Incentive Award. The Committee did not grant any Individual Incentive Awards during fiscal year 2016.

The Committee does not intend to grant additional Individual Incentive Awards in the future.

2009 Stock Incentive Plan

The Committee previously granted options to purchase Capital Southwest’s common stock (including incentive stock options and nonqualified stock options).  Options were granted with an exercise price at the NASDAQ closing price of Capital Southwest’s stock on the date of grant and thus have no ultimate value unless the value of Capital Southwest’s stock appreciates.  Capital Southwest has never granted options with an exercise price that was less than the closing price of Capital Southwest’s common stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Historically, granted options have become exercisable on or after the first anniversary of the date of grant in five annual installments and have a term of 10 years. Upon termination or retirement, option holders have 30 days to exercise vested options to purchase shares except in the case of death or disability (subject to a 6-month limitation). Prior to the exercise of options, holders have no rights as shareholders with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.  The Board retained the right to make option holders whole in certain situations, such as distributions.

From time to time, the Committee has recommended and the Board has granted qualified and non-qualified stock options to certain key employees and named executive officers. In August 2014, the Committee granted stock options to each of Mr. Armes, Mr. Diehl and Ms. Tacke to incentivize Mr. Armes, Mr. Diehl and Ms. Tacke to complete a transformative transaction, with one-third vesting 90 days after the consummation of the spin-off (the “Determination Date”), one-third on the first anniversary of the Determination Date and one-third on the second anniversary of the Determination Date.  Please see “Spin-Off Compensation Plan” for an additional discussion of these options.

 The Committee ceased granting additional options prior to the spin-off and will not grant additional options under the 2009 Stock Incentive Plan or request shareholders’ approval of any additional stock options to be added to the 2009 Stock Incentive Plan. In connection with the spin-off of CSWI, certain adjustments, using volumetric weighted-average prices for the 10-day period immediately prior to and immediately following the spin-off, were made to the exercise price and number of shares of our stock subject to the awards, with the intention of preserving the economic value of the awards immediately prior to the spin-off for all of our employees.

Other Compensation

Defined Contribution Plan

Prior to the spin-off of CSWI, Capital Southwest subsidiaries maintained two Employee Stock Ownership Plans, or ESOPs, as an additional way to align the compensation and interests of our employees with the interests of our shareholders.  Employees who had completed one year of credited service were generally eligible to participate in an ESOP. The Company made discretionary contributions to the ESOPs within limits established by the Code. Funds contributed to the trust established under the ESOPs were applied by the trustees to the purchase of our common stock. A participant’s interest in contributions in the ESOP fully vested after three years of credited service, and such vested interest was distributed to a participant after the ESOP accounts have been adjusted for the plan year which includes the participant’s retirement, death or total disability, or after a one year break in service resulting from termination of employment for any other reason, upon the participant’s election.  Thus, the ESOPs rewarded long-term employees, aligning their interests with those of our shareholders. In fiscal year 2016, the Company did not make a contribution to the ESOPs. In connection with the spin-off of CSWI, the ESOPs related to CSWI employees were transferred to CSWI effective September 30, 2015. We no longer contribute to the ESOP.

Effective October 1, 2015, we established a qualified defined contribution plan intended to meet the requirements of Section 401(k) of the Code (the “401K Plan”). The 401K Plan permits all full-time employees to defer a portion of their total annual compensation up to the maximum amount allowed under the Internal Revenue Code. We make contributions to the 401K Plan on behalf of employees up to 4.5% of the employee’s eligible compensation, all of which is fully vested immediately. The account balances in the ESOPs of participants who remained our employees following the spin-off, including Mr. Diehl, were either transferred to the 401K Plan or paid in cash following the spin-off of CSWI.

Retirement Plans

Prior to the spin-off of CSWI, we maintained a qualified defined benefit retirement plan (the “Retirement Plan”) for our employees and employees of certain of our wholly-owned portfolio companies. In fiscal year 2016, we did not make any contributions to the Retirement Plan. The Retirement Plan was transferred to CSWI in connection with the spin-off of CSWI effective as of September 30, 2015 and CSWI assumed all future funding obligations for providing benefits for the participants in the Retirement Plan, including with respect to benefits accrued thereunder prior to the spin-off on behalf of our employees.

Prior to the spin-off of CSWI, we also maintained a non-qualified, unfunded defined benefit plan (the “Restoration Plan”) that provided benefits to the participants of the Retirement Plan to fulfill the intent of our Retirement Plan without regard to the limitations imposed by the Code. Effective September 30, 2015, the benefits accrued under the Restoration Plan on behalf of CSWI employees, including employees who transferred from Capital Southwest to CSWI, were transferred to a non-qualified deferred compensation plan established by CSWI, and CSWI assumed all future funding obligations with respect to the retirement benefits accrued under the Restoration Plan on behalf of CSWI employees. Capital Southwest retained all liabilities with respect to all other retirement benefits accrued under the Restoration Plan. The Restoration Plan was closed to new participants and all benefit accruals were frozen thereunder effective as of September 30, 2015.

The retirement benefits payable to Capital Southwest’s NEO’s under the Retirement Plan and the Restoration Plan depend on the participant’s years of service under our plan and their final average monthly compensation determined by averaging the five consecutive years of highest compensation prior to retirement.  For pension calculation purposes, earnings include salaries and annual cash bonuses reported in the Summary Compensation Table.  Mr. Armes, Mr. Diehl and Ms. Tacke were eligible to participate in both plans in fiscal year 2016 prior to the spin-off. Following the spin-off, Mr. Armes and Ms. Tacke became employees of CSWI and all related retirement benefits were assumed by CSWI. Mr. Diehl and Mr. Sarner were eligible to participate in the 401K Plan in fiscal year 2016.

Potential Payments upon Change in Control or Termination of Employment

Capital Southwest offers severance and change-in-control benefits under its long-term incentive plans to motivate executives to focus on transactions that are likely in the best interests of Capital Southwest’s shareholders, even though such transactions may result in a loss of employment for the executives.  Capital Southwest believes its programs are consistent with the practices of its selected peer group of companies and therefore also serve to attract and retain its executives.   In addition, as part of its negotiations with Mr. Mudd and to motivate him to join Capital Southwest at a time when Capital Southwest specifically motivated its executives to focus on a “trigger event” (the spin-off), the Committee approved severance rights for Mr. Mudd. These rights and all associated obligations were assumed by CSWI upon the completion of the spin-off on September 30, 2015.

Accounting for Stock-Based Compensation

Generally, the Committee was made aware of the tax and accounting treatments of various compensation alternatives. ASC 718, Compensation – Stock Compensation (“ASC 718”) requires Capital Southwest to record the fair value of equity awards on the date of grant as a component of equity. Capital Southwest accounted for stock option grants in accordance with the provisions of ASC 718, which requires that we determine the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, and record these amounts as an expense in the statement of operations over the vesting period with a corresponding increase to our additional paid-in-capital. The increase to Capital Southwest’s operating expense was offset by the increase to Capital Southwest’s additional paid-in capital, resulting in no impact on Capital Southwest’s net asset value. If and when the options were exercised, net asset value per share would decrease if the net asset value at the time of exercise is higher than the exercise price, and increase if the net asset value per share at the time of exercise is lower than the exercise price. As a result, although we considered the accounting treatment when granting awards, we did not consider the accounting treatment to be a dominant factor in the form and/or design of awards.

Tax Deductibility of Compensation

Section 162(m) of the Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation.  The Committee may authorize forms of compensation that might not be deductible if the Committee deems such to be in the best interests of Capital Southwest Corporation and its shareholders.

Shareholder Advisory Vote on Executive Compensation

At Capital Southwest’s 2015 annual meeting of shareholders, Capital Southwest shareholders approved an advisory vote with 87% of the votes cast in favor of Capital Southwest’s compensation philosophy, policies and procedures and the 2015 fiscal year compensation of the NEO’s.  The Committee considered the results of that vote as an affirmation of Capital Southwest’s executive compensation decisions and policies.

Compensatory Risk Assessment

Capital Southwest works to integrate sound risk management into its compensation programs. Capital Southwest believes it is critical to bring a multi-faceted strategy toward mitigating risk in compensation. Capital Southwest believes our focus on long-term stable compensation programs, and retaining long-term employees who have dedicated more than a decade to our success, work to limit incentives to take unnecessary or imprudent risk-taking actions. Capital Southwest also provides stable fixed cash compensation to each of its executive officers as a counterbalance to the financial exposure that our named executive officers face as significant holders of equity in our enterprise.  In April 2016, the Committee undertook a review of its compensation programs and determined that the programs are not reasonably likely to have a material adverse effect on Capital Southwest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Capital Southwest’s Board has reviewed and discussed with management the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.  Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Capital Southwest’s proxy statement on Schedule 14A and, by reference, its Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

The foregoing report is provided by the following directors who constitute the Compensation Committee as of the date of this proxy statement.

Compensation Committee
John H. Wilson, Chairman
David R. Brooks
Jack D. Furst
T. Duane Morgan
William R. Thomas III

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as a member of the Compensation Committee of the Board or as a member of the compensation committee or as a director of any other entity.

Certain Relationships and Related Party Transactions

Our CEO is responsible for reviewing and approving all material transactions with any related party. If there is a related party transaction involving our CEO, the entire Board will review and approve the transaction. Related parties include any of our directors or executive officers, certain of our shareholders and their immediate family members.

To identify related party transactions, each year, in addition to the ongoing reporting obligations of our related parties, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest.  We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes with the interests of Capital Southwest as a whole.  Our Code of Ethics, which is signed by all employees and directors on an annual basis, requires all directors, officers and employees who have a conflict of interest to immediately notify our CEO or CFO. If there were any actions or relationships that might give rise to a conflict of interest, such actions or relationships would be reviewed and pre-approved by the Board.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to Capital Southwest in an objective and fair manner. A copy of our Code of Ethics will be mailed to shareholders upon request to 5400 LBJ Freeway, Suite 1300, Dallas, Texas 75240, Attention:  Secretary.  Additionally, a copy is available over the Internet at www.capitalsouthwest.com/governance.

There were no related party transactions for the fiscal year ended March 31, 2016.

The tables on the following pages provide information about compensation for our senior executive team, which includes the required disclosures about our named executive officers.

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation for the years ended March 31, 2016, 2015 and 2014:

Name and Principal Position	Fiscal Year	Salary		Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compen- sation (4)	Total
Bowen S. Diehl(5)	2016	$429,000		$-		$698,890	$-	$1,359,586	(17)	$16,530	$114,295	$2,618,301
President and Chief Executive Officer	2015	$428,000		$14,151	(14)	$637,980	$499,874	$643,500		$48,410	$27,000	$2,298,915
Michael S. Sarner(6) Chief Financial Officer, Chief Compliance Officer, Secretary, and Senior Vice President	2016	$261,349	(10)	$75,000		$356,880	$-	$482,649		$-	$4,206	$1,180,084
Joseph B. Armes(7)	2016	$292,500	(11)	$-		$-	$-	$1,029,441	(18)	$24,254	$400	$1,346,595
Chairman and Former President, Chief	2015	$447,250		$18,875	(15)	$637,980	$499,868	$679,500		$130,969	$29,150	$2,443,592
Executive Officer and Chairman	2014	$340,417		$9,704		$185,100	$354,600	$869,000		$-	$7,625	$1,766,446
Kelly Tacke(8)	2016	$127,500	(12)	$-		$-	$-	$799,821	(19)	$21,484	$320	$949,125
Former Chief Financial Officer, Chief	2015	$253,750		$10,625	(16)	$653,170	$499,868	$255,000		$73,592	$26,800	$1,772,805
Compliance Officer, Secretary, Treasurer and Senior Vice President	2014	$93,750		$1,302		$134,080	$209,250	$253,600		$-	$-	$691,982
Christopher J. Mudd(9) Former Senior Vice President, Operations	2016	$137,500	(13)	$-		$-	$-	$137,500		$-	$17,939	$292,939
	2015	$65,753		$-		$-	$-	$68,750		$-	$10,344	$144,847

(1)	These amounts represent the grant date fair value of restricted stock awards determined in accordance with ASC 718 based on the closing price of our common stock on the date of grant for 2016 and 2014 awards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts do not correspond to the actual value that will be recognized by our named executive officers upon vesting dates of such grants. Monte Carlo simulation was utilized to develop the grant date fair value for 2015 restricted stock awards. In connection with the spin-off, all previously granted restricted stock awards were adjusted. Each holder of a restricted stock award received one restricted share of CSWI stock for every Capital Southwest restricted share held. Awardees now hold equivalent amounts of restricted shares in both CSWI and Capital Southwest. An immaterial amount of incremental fair value was granted through this adjustment. Awards made in fiscal year 2016 were granted after the spin-off and required no adjustment in connection with spin-off. See Note 9 of the consolidated financial statements in Capital Southwest’s Annual Report for the year ended March 31, 2016 regarding assumptions underlying valuation of equity awards.
(2)	These amounts represent the grant date fair value of stock option awards using Black-Scholes pricing model determined in accordance with ASC 718 based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts do not correspond to the actual value that will be recognized by our named executive officers upon vesting dates of such grants. The number of shares and the strike price of option awards granted prior to the completion of the spin-off were adjusted for the spin-off transaction. No incremental fair value was granted through this adjustment. See Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended March 31, 2016 regarding the assumptions underlying the valuation of equity awards.
(3)	Amounts shown reflect the aggregate change during the year in actuarial present value of accumulated benefit under the Retirement Plan and the Restoration Plan, as applicable. The Retirement Plan was transferred to CSWI effective as of September 30, 2015, and CSWI assumed liability for all future funding obligations thereunder. Therefore, amounts shown in this column for 2016 with respect to the Retirement Plan reflect the aggregate change during the partial year beginning April 1, 2015 and ending September 30, 2015. Additionally, all liabilities under the Restoration Plan with respect to employees transferred to CSWI were transferred to CSWI effective as of September 30, 2015. Therefore, the amounts in this column for 2016 with respect to the Restoration Plan for Ms. Tacke and Mr. Armes only include the aggregate change during the partial year beginning April 1, 2015 and ending September 30, 2015. See Note 11 of the consolidated financial statements in Capital Southwest’s Annual Report for the year ended March 31, 2016 regarding assumptions used in determining these amounts.
(4)	See “All Other Compensation” table below for detail of amounts included in this column.
(5)	Effective October 1, 2015 with the completion of the spin-off, Mr. Diehl was appointed President and Chief Executive Officer of Capital Southwest Corporation.
(6)	Effective July 14, 2015, Mr. Sarner joined Capital Southwest Corporation as Senior Vice President. Effective October 1, 2015 with the completion of the spin-off, Mr. Sarner was appointed Chief Financial Officer, Chief Compliance Officer, Secretary and Treasurer.
(7)	Effective October 1, 2015 with the completion of the spin-off, Mr. Armes became an employee of CSWI.
(8)	Effective October 1, 2015 with the completion of the spin-off, Ms. Tacke became an employee of CSWI.

(9)	Effective October 1, 2015 with the completion of the spin-off, Mr. Mudd became an employee of CSWI.
(10)	Mr. Sarner’s compensation reflects partial year salary from July 14, 2015 to March 31, 2016 for fiscal year 2016.
(11)	Mr. Armes’s compensation reflects partial year salary from April 1, 2015 to September 30, 2015 for fiscal year 2016, as well as director compensation of $66,000.
(12)	Ms. Tacke’s compensation reflects partial year salary from April 1, 2015 to September 30, 2015 for fiscal year 2016.
(13)	Mr. Mudd’s compensation reflects partial year salary from April 1, 2015 to September 30, 2015 for fiscal year 2016.
(14)	“Bonus” for Mr. Diehl for 2015 consists of $14,151 for a non-discretionary bonus that was previously reported in the “Non-Equity Incentive Plan Compensation” column. The amounts were moved to more accurately reflect the nature of these awards.
(15)	“Bonus” for Mr. Armes for 2015 consists of $18,875 for a non-discretionary bonus that was previously reported in the “Non-Equity Incentive Plan Compensation” column. The amounts were moved to more accurately reflect the nature of these awards.
(16)	“Bonus” for Ms. Tacke for 2015 consists of $10,625 for a non-discretionary bonus that was previously reported in the “Non-Equity Incentive Plan Compensation” column. The amounts were moved to more accurately reflect the nature of these awards.
(17)	“Non-Equity Incentive Plan Compensation” for Mr. Diehl includes $689,686 for cash incentive awards related to the Spin-Off Compensation Plan. See “Spin-Off Compensation Plan Awards” table below.
(18)	“Non-Equity Incentive Plan Compensation” for Mr. Armes includes $689,691 for cash incentive awards related to the Spin-Off Compensation Plan. See “Spin-Off Compensation Plan Awards” table below.
(19)	“Non-Equity Incentive Plan Compensation” for Ms. Tacke includes $672,321 for cash incentive awards related to the Spin-Off Compensation Plan. See “Spin-Off Compensation Plan Awards” table below.

Spin-Off Compensation Plan Awards

Name and Principal Position	Fiscal Year	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Awards (3)	Total
Bowen S. Diehl	2016	$-	$-	$689,686	$689,686
President and Chief Executive Officer	2015	$637,980	$499,874	$-	$1,137,854
Joseph B. Armes	2016	$-	$-	$689,691	$689,691
Chairman and Former President, Chief Executive Officer and Chairman	2015	$637,980	$499,868	$-	$1,137,848
Kelly Tacke	2016	$-	$-	$672,321	$672,321
Former Chief Financial Officer, Chief Compliance Officer, Secretary, Treasurer and Senior Vice President	2015	$653,170	$499,868	$-	$1,153,038

(1)	These amounts represent the grant date fair value of restricted stock awards determined in accordance with ASC 718 based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts do not correspond to the actual value that will be recognized by our named executive officers upon vesting dates of such grants. Monte Carlo simulation was utilized to develop the grant date fair value for 2015 restricted stock awards. In connection with the spin-off, all previously granted restricted stock awards were adjusted. Each holder of a restricted stock award received one restricted share of CSWI stock for every Capital Southwest restricted share held. Awardees now hold equivalent amounts of restricted shares in both CSWI and Capital Southwest. An immaterial amount of incremental fair value was granted through this adjustment. Awards made in fiscal year 2016 were granted after the spin-off and required no adjustment in connection with spin-off. See Note 8 of the consolidated financial statements in Capital Southwest’s Annual Report for the year ended March 31, 2016 regarding assumptions underlying valuation of equity awards.
(2)	These amounts represent the grant date fair value of stock option awards using Black-Scholes pricing model determined in accordance with ASC 718 based on the closing price of our common stock on the date the stock options were adjusted in connection with the spin-off of CSWI. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts do not correspond to the actual value that will be recognized by our named executive officers upon vesting dates of such grants. The number of shares and the strike price of option awards granted prior to the completion of the spin-off were adjusted for the spin-off transaction. No incremental fair value was granted through this adjustment. See Note 8 of the consolidated financial statements in Capital Southwest’s Annual Report for the year ended March 31, 2016 regarding assumptions underlying the valuation of equity awards.
(3)	These amounts represent the cash incentive amounts paid during the fiscal year ended March 31, 2016 in connection with the Spin-Off Compensation Plan. The remaining awards will be paid on equal installments on December 29, 2016 and December 29, 2017.

All Other Compensation

Name and Principal Position	Fiscal Year	Accrued Non Vested Benefits Upon Termination of ESOP (1)	401K Plan/ESOP Contributions	Dividends	Automobile Allowance	Living Expenses	Total
Bowen S. Diehl	2016	$105,851	$8,044	$400	$-	$-	$114,295
President and Chief Executive Officer	2015	$-	$26,000	$1,000	$-	$-	$27,000
Michael S. Sarner	2016	$-	$4,106	$-	$-	$100	$4,206
Chief Financial Officer, Chief Compliance Officer, Secretary, Treasurer and Senior Vice President	2015	$-	$-	$-	$-	$-	$-
Joseph B. Armes	2016	$-	$-	$400	$-	$-	$400
Chairman and Former President, Chief Executive Officer and Chairman	2015	$-	$26,000	$900	$2,250	$-	$29,150
	2014	$-	$-	$500	$7,125	$-	$7,625
Kelly Tacke	2016	$-	$-	$320	$-	$-	$320
Former Chief Financial Officer, Chief Compliance Officer, Secretary, Treasurer and Senior Vice President	2015	$-	$26,000	$800	$-	$-	$26,800
Christopher J. Mudd	2016	$-	$-	$-	$-	$17,939	$17,939
Former Senior Vice President, Operations	2015	$-	$-	$-	$-	$10,344	$10,344

(1)	This column represents cash paid in connection with the termination of the ESOP. Effective September 30, 2015, the ESOPs transferred to CSWI in connection with the spin-off. All employees with accrued vested benefits had those benefits transferred into the 401K Plan. All accrued non-vested benefits were paid out in cash.

Severance Agreement with Former Senior Vice President, Christopher J. Mudd

In connection with Mr. Mudd’s acceptance of employment by Capital Southwest, Mr. Mudd and Capital Southwest entered into a Severance Agreement dated March 1, 2015 (the “Severance Agreement”). The Severance Agreement provides that Mr. Mudd remains an at-will employee and may be terminated at any time with or without notice and with or without “cause,” as that term is defined in the Severance Agreement. In the event that Mr. Mudd is terminated without “cause,” Mr. Mudd is eligible to receive: (1) all accrued obligations in a lump sum in cash within 30 days of his termination, consisting of (a) current base salary through the date of his termination, (b) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned as of the date of his termination, (c) any expense reimbursements and other cash entitlements accrued as of the date of his termination that are submitted within 90 days of his termination; and (2) a lump sum payment equal to one year of annual base salary (excluding any bonuses, incentives, perquisites or other forms of compensation Mr. Mudd receives) (the “Lump Sum Payment”). The Lump Sum Payment is payable within 60 days of Mr. Mudd’s termination date, subject to his execution and non-revocation of a separation agreement.

The Severance Agreement defines “cause” to mean: (1) violation of any standard, written, workplace security, administrative, safety or other policy or procedure concerning workplace behavior, such standard to be determined by Capital Southwest in good faith and acting with reasonable discretion; (2) a breach of Mr. Mudd’s fiduciary duty to Capital Southwest; (3) failure to follow the lawful instructions of Mr. Mudd’s superiors or their designees; (4) arrest, conviction or entering of a plea of nolo contendere (no contest) of a felony or any crime involving financial impropriety or moral turpitude; (5) fraud, embezzlement or other non-de minimis misappropriation of funds or property of Capital Southwest; (6) disclosure of Capital Southwest’s confidential or proprietary information other than in the proper course of Mr. Mudd’s duties; (7) Mr. Mudd’s disparagement of Capital Southwest or its senior management; (8) Mr. Mudd’s death or disability (as defined in Capital Southwest’s long term disability insurance policy); (9) gross neglect of duties; or (10) conduct that Capital Southwest in its reasonable judgment determines materially injurious to the reputation and/or operations of Capital Southwest, or that has a material adverse effect on any of the assets, liabilities, business, reputation or prospects of Capital Southwest. Upon completion of the spin-off, CSWI assumed the obligations of Mr. Mudd’s Severance Agreement.

2009 Stock Incentive Plan

The Capital Southwest Corporation 2009 Stock Incentive Plan (the “2009 Stock Incentive Plan”) was approved by our shareholders in July 2009 and is administered by the Committee. The 2009 Stock Incentive Plan permits awards in the form of non-statutory stock options and incentive stock options. The shareholders of Capital Southwest approved at the 2015 Annual Meeting an amendment to the 2009 Stock Incentive Plan that increased the maximum number of options to purchase our common stock that may be issued to any individual participant in a single fiscal year under the 2009 Stock Incentive Plan to 120,000 shares.

As of June 17, 2016, there were 4,000 shares available to be issued under the 2009 Stock Incentive Plan.  The Compensation Committee does not intend to grant additional options under the 2009 Stock Incentive Plan or request shareholders’ approval of additional stock options to be added under the 2009 Stock Incentive Plan.

With respect to non-statutory stock options, if a participant’s employment is terminated for any reason, the participant’s non-vested non-statutory stock options will be forfeited. If a participant’s employment is terminated other than for death or disability or for cause, the participant’s vested non-statutory stock options will remain exercisable for one month following the date of termination. If a participant’s employment is terminated for death or disability, the participant’s vested non-statutory stock options will remain exercisable for six months following the date of termination.  If a participant’s employment is terminated for cause, all non-statutory stock options will be forfeited on the date of termination.

With respect to non-statutory stock options, if a participant’s employment is terminated for any reason, the participant’s non-vested incentive stock options will be forfeited. If a participant’s employment is terminated for death or disability, the participant’s vested incentive stock options will remain exercisable for six months following the date of termination.  If a participant’s employment is terminated for cause, all inventive stock options will be forfeited on the date of termination. Upon a change in control, all unvested awards granted under the 2009 Stock Incentive Plan will immediately vest.

2010 Restricted Stock Award Plan

The Capital Southwest Corporation 2010 Restricted Stock Award Plan (the “2010 Restricted Stock Award Plan”) was approved by our shareholders in July 2011 and is administered by the Committee. The Plan permits awards in the form of restricted stock.  At our 2015 Annual Meeting, the shareholders of Capital Southwest approved an increase of an additional 450,000 shares to the 2010 Restricted Stock Award Plan. As of March 31, 2016, there were 344,540 shares of our common stock available for further issuance under the 2010 Restricted Stock Award Plan.

If a participant’s employment is terminated for any reason, including retirement, other than death or disability, the participant’s unvested restricted stock awards shall be forfeited. If a participant’s employment is terminated due to death or disability or if a change in control (as defined in the 2010 Restricted Stock Award Plan) occurs, the participant’s unvested restricted stock awards will vest immediately.

Participants who have received restricted stock awards will receive dividends prior to vesting (except with respect to awards granted under the Spin-Off Compensation Plan) and will have voting rights with respect to such shares. Restricted stock awards granted under the Spin-Off Compensation Plan have voting rights, but do not have cash dividend rights. Upon a change in control, all unvested awards granted under the 2010 Restricted Stock Award Plan will immediately vest.

GRANTS OF PLAN-BASED AWARDS FOR NAMED EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each grant of a plan-based award to our named executive officers in the fiscal year ended March 31, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Stock Awards: Number of Shares of Stock	Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (per share)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)	Target ($)(1)		Maximum ($)
Joseph B. Armes	06/30/2015	-	$679,500	(2)	-	-	-	-	-
Bowen S. Diehl	11/10/2015	-	-		-	47,000	-	-	$698,890
	04/20/2016	-	$643,500		-	-	-	-	-
Michael S. Sarner	11/10/2015	-	-		-	24,000	-	-	$356,880
	04/20/2016	-	$456,250		-	-	-	-	-
Christopher J. Mudd	06/30/2015	-	$275,000	(2)	-	-	-	-	-
Kelly Tacke	06/30/2015	-	$255,000	(2)	-	-	-	-	-

(1)	The non-equity incentive plan awards for fiscal year 2016 did not have a threshold or maximum levels for the award.
(2)
Estimated future payouts to Mr. Armes, Ms. Tacke and Mr. Mudd were based on service for the full fiscal year ended March 31, 2016.  Actual payouts were prorated for service from April 1, 2015 to September 30, 2015.

(3)	The amounts represent the grant date fair value of restricted stock awards determined in accordance with ASC 718 based on the closing price of our common stock on the date of grant.

On November 10, 2015, Mr. Diehl and Mr. Sarner were granted shares of restricted stock. These shares vest in equal annual installments over a four-year period. Restricted stock awards are independent of stock grants and are generally subject to forfeiture if employment terminates prior to these restrictions lapsing. The fair value of restricted stock awards is determined based upon the closing price of our common stock on the date of the grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information with respect to the outstanding equity awards held by our named executive officers as of March 31, 2016.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price(1)	Option expiration date	Number of shares of stock that have not vested(2)	Market value of shares of stock that have not vested(3)
Joseph B. Armes	11,951	17,926	$11.66	7/15/2023	31,000	$429,970
	28,660	57,321	11.53	8/28/2024
Bowen S. Diehl	11,951	17,926	11.00	3/17/2024	78,000	1,081,860
	28,661	57,321	11.53	8/24/2024
Christopher J. Mudd	-	-	-	-	-	-
Michael S. Sarner	-	-	-	-	24,000	332,880
Kelly Tacke	9,959	14,938	10.56	1/20/2024	31,067	430,899
	28,660	57,321	11.53	8/28/2024

(1)	Represents the closing price on the date of grant. Exercise prices for options granted prior to the spin-off were adjusted in connection with the spin-off effective as of September 30, 2015. No incremental fair value was granted through this adjustment.
(2)	With respect to Mr. Armes, 1,000 shares of restricted stock will vest on July 15, 2016 and on each of the next two anniversaries. With respect to Mr. Diehl, 1,000 shares of restricted stock will vest on March 17, 2017 and on each of the next two anniversaries and 11,750 shares of restricted stock will vest on November 10, 2016 and on each of the next three anniversaries. With respect to Ms. Tacke, 800 shares of restricted stock will vest on November 18, 2016 and on each of the next two anniversaries. In addition, 14,000 shares (for Mr. Armes and Mr. Diehl) and 14,333 shares (for Ms. Tacke) vested on December 29, 2015, and the remaining shares will vest in two equal installments on December 29, 2016 and December 29, 2017. With respect to Mr. Sarner, 6,000 shares of restricted stock will vest on November 10, 2016 and on each of the next three anniversaries.
(3)	The value of the non-vested restricted stock was computed by multiplying the number of non-vested shares of restricted stock by $13.87, the closing stock price on March 31, 2016, the last trading day of Capital Southwest’s 2016 fiscal year.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the vesting of restricted stock held by each of our named executive officers for the fiscal year ended March 31, 2016.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Joseph B. Armes	-	-	15,000	$249,530
Bowen S. Diehl	-	-	15,000	213,460
Christopher J. Mudd	-	-	-	-
Michael S. Sarner	-	-	-	-
Kelly Tacke	-	-	15,133	215,238

(1)	Includes vesting of the first one-third of restricted shares granted under the Spin-Off Compensation Plan
(2)	The value realized equals the number of shares multiplied by closing price on the vesting date.

PENSION BENEFITS

The following table sets forth information about the pension benefits attributable to our named executive officers as of March 31, 2016, and any pension benefit payments to them during the year ended March 31, 2016. Mr. Mudd and Mr. Sarner were not eligible to participate in either our Retirement Plan or Restoration Plan in the fiscal year ended March 31, 2016.

Name	Plan Name	Number of Years Credited Service	Present Value Of Accumulated Benefits as of 3/31/16(1)	Payments During Last Fiscal Year ($)
Joseph B. Armes	Retirement Plan	2.250	$71,997	-
	Restoration Plan	2.250	$83,226	-
Bowen S. Diehl	Retirement Plan	1.500	$46,109	-
	Restoration Plan	1.500	$18,831	-
Christopher J. Mudd	-	-	-	-
Michael S. Sarner	-	-	-	-
Kelly Tacke	Retirement Plan	1.833	$77,254	-
	Restoration Plan	1.833	$17,822	-

(1)	Represents present value of accumulated benefits through September 30, 2015. No benefits accrued after September 30, 2015 when plans were transferred to CSWI.

The Retirement Plan is a qualified defined benefit pension plan providing annual retirement benefits to eligible employees. Capital Southwest assumes that retirement occurs at age 65 and that benefits are payable only during the employee’s lifetime. The amount of the monthly retirement benefit payable beginning at age 65 is calculated as follows: (a) 1.2% of the final average monthly compensation in the five successive calendar years out of the last ten completed calendar years that gives the highest average; (b) multiplied by years of credited service (not in excess of 40 years); (c) plus 0.65% of that portion of the final average monthly compensation which exceeds Social Security covered compensation in effect on the date of retirement times the employee’s credited service (not in excess of 35 years).

Benefits provided under the Retirement Plan are based on compensation up to a maximum annual limit under the Code (which was $265,000 calendar year 2015). In addition, benefits provided under the Retirement Plan may not exceed a benefit annual limit under the Code (which was $210,000 payable as a single life annuity beginning at normal retirement age in calendar year 2015).  Benefits under the Restoration Plan provide for the payment to participating employees, upon retirement, of the difference between the maximum annual payment permissible under the Retirement Plan pursuant to limitation under the Code and the amount which would otherwise have been payable under the Retirement Plan.

The actuarial present value of the accumulated benefit obligation to each named executive officer was determined based on the mortality table and discount rate assumptions utilized in our audited financial statements for the year ended March 31, 2016 and other respective measurement dates for previous years.

None of our named executive officers is currently eligible for early retirement.

During fiscal year 2016, we did not make any contributions to the Retirement Plan.  In connection with the spin-off of CSWI, the Retirement Plan was transferred to CSWI effective as of September 30, 2015, and CSWI assumed all future funding obligations with respect to the Retirement Plan.  Therefore, the table above reflects the present value of accumulated benefits under the Retirement Plan for only the partial year beginning on April 1, 2015 and ending September 30, 2015.  Additionally, all liabilities with respect to benefits accrued under the Restoration Plan on behalf of employees who transferred to CSWI in connection with the spin-off of CSWI were transferred to and assumed by CSWI effective as of September 30, 2015.  Therefore, the table above reflects the present value of accumulated benefits under the Restoration Plan only for the partial year beginning on April 1, 2015 and ending September 30, 2015 with respect to Mr. Armes and Ms. Tacke.  Benefit accruals under the Restoration Plan were frozen effective as of September 30, 2015.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table quantifies potential compensation that would have become payable to each of our named executive officers under severance agreements, Individual Incentive Award agreements and Company plans and policies (as in effect on March 31, 2016) if their employment had terminated on March 31, 2016, given the named executive officer’s base salary on that date and the closing price of our common stock on March 31, 2016. In addition, the table quantifies the compensation that would have become payable to each of our named executive officers assuming that a change in control of Capital Southwest had occurred on March 31, 2016, and determining any amounts that would be payable under the employment agreements in effect as of that date.

	Cash Payments	Acceleration of Equity Awards(1)	Total
Joseph B. Armes
Termination for Cause	$-	$-	$-
Termination without Cause	1,379,382	756,979	2,136,361
Death or Disability	1,602,800	1,079,972	2,682,772
Change in Control	1,602,800	1,079,972	2,682,772
Bowen S. Diehl
Termination for Cause	-	-	-
Termination without Cause	1,379,372	756,979	2,136,351
Death or Disability	1,442,043	1,686,800	3,128,843
Change in Control	1,442,043	1,686,800	3,128,843
Christopher J. Mudd
Termination for Cause	-	-	-
Termination without Cause	-	-	-
Death or Disability	-	-	-
Change in Control	-	-	-
Michael S. Sarner
Termination for Cause	-	-	-
Termination without Cause	-	-	-
Death or Disability	-	356,880	356,880
Change in Control	-	356,880	356,880
Kelly Tacke
Termination for Cause	-	-	-
Termination without Cause	1,344,642	767,111	2,111,753
Death or Disability	1,370,755	972,592	2,343,347
Change in Control	1,370,755	972,592	2,343,347

(1)	Amounts reflected in this table do not include the value of any CSWI equity awards that will accelerate upon a change in control of CSWC.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid by us to our non-employee directors for the fiscal year ended March 31, 2016. During the fiscal year ended March 31, 2016, we did not grant any equity awards or pay or accrue any pension or retirement benefits for our non-employee directors.

Name	Fees Earned or Paid in Cash		Total
Joseph B. Armes	$66,000	(1)	66,000
David R. Brooks	109,500		109,500
T. Duane Morgan	106,000		106,000
Jack D. Furst	102,000		102,000
William R. Thomas III	102,000		102,000
John H. Wilson	107,000		107,000

In addition to reimbursement of travel expenses for attendance at Board meetings, a director who is not our employee receives an annual fee of $102,000 for service as a director.  We also pay an additional fee of $30,000 to the director who serves as the non-executive Chairman of the Board. Beginning October 1, 2015, committee chairs also receive annual fees as follows:

Committee	Fees
Audit	$15,000
Compensation	10,000
Nominating/Corporate Governance	8,000

In October 2015, the Nominating/Corporate Governance Committee elected to amend the stock ownership policy for members of the Board. Each non-employee director is now required to own shares of Capital Southwest stock equal to 2.5 times his annual fee, or $255,000. Each director has 5 years to establish this required minimum ownership position.

(1) Fees earned or paid in cash for Mr. Armes includes director compensation for the period October 1, 2015 through March 31, 2016.

PROPOSAL TWO: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of our current named executive officers, as we described in the “Compensation Discussion and Analysis” section of this proxy statement. While this vote is advisory and non-binding, it will provide information to the Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for fiscal 2017 and beyond. Based upon the shareholder vote received at our 2012 annual meeting, we will be requesting our shareholders to vote annually (on a non-binding basis) on executive compensation.

The Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance and provide incentives for future performance and to align executive’s long-term interests with the interests of our shareholders. To achieve these objectives, the Compensation Committee expects to implement and maintain compensation plans that tie a substantial portion of executive’s overall compensation to key strategic financial and operational goals such as maintaining and growing our portfolio. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistent with our strategy, sound corporate governance principles and shareholder interests and concerns.

The Board recommends that shareholders approve the program by approving the following advisory resolution:

“RESOLVED, that the shareholders of Capital Southwest Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the proxy statement relating to the 2016 fiscal year pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of the proxy statement).”

Vote Required

The approval of this advisory resolution requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting.  Abstentions and broker non-votes on this Proposal Two have the same effect as a vote against this proposal.

Board Recommendation

The Board recommends that you vote “FOR” the approval of the advisory resolution set forth in this Proposal Two.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee, in accordance with its charter, has appointed the firm of Grant Thornton LLP as the independent registered accounting firm to audit our financial statements for the fiscal year ending March 31, 2016.  We are asking the shareholders to ratify the appointment of Grant Thornton LLP as our independent registered accounting firm for the fiscal year ending March 31, 2017.  In order to ratify the appointment of Grant Thornton LLP as our independent registered accounting firm for the year ending March 31, 2017, the proposal must receive the favorable vote of a majority of the shares represented in person or by proxy at the annual meeting.  If shareholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider the appointment.

A representative of Grant Thornton LLP will be present at the annual meeting and will have the opportunity to make a statement regarding our financial statements for the fiscal year ended March 31, 2016 and is expected to be available to respond to appropriate questions you may have.

Audit and Other Fees

The following table sets forth fees for services rendered by Grant Thornton LLP for the fiscal years ended March 31, 2016 and March 31, 2015 as of the date of this proxy statement.

Service	2016	2015
Audit Fees (1)	$149,950	$167,500
Audit Related Fees (2)	448,011	309,823
Tax Fees (3)	47,213	54,835
All Other Fees	-	-
Total Fees	$645,174	$532,158

(1)	Represents fees for the audit of our annual financial statements, internal controls and review of our quarterly financial statements and audit services provided in connection with our statutory and regulatory filings.
(2)	Audit-related fees for the fiscal year ended March 31, 2016 consist of $388,750 of professional service fees in connection with the spin-off of CSWI. In addition, $59,261 was related to professional services provided in connection with various SEC filings. Audit-related fees for the fiscal year ended March 31, 2015 consist of $295,923 of professional service fees in connection with the audit of the proposed spin-off of Capital Southwest’s industrial products, coatings, sealants and adhesives and specialty chemical businesses into a standalone publicly traded company as of June 25, 2015. In addition, $13,900 was relating to professional services provided in connection with the audit of our qualified pension plan for our employees and certain of our wholly-owned portfolio companies.
(3)	Represents fees for services provided in connection with tax compliance, tax advice and tax planning.

The Audit Committee has determined that the provision of non-audit services by Grant Thornton LLP is compatible with maintaining Grant Thornton’s independence.  At its regularly scheduled and special meetings, the Audit Committee considers and pre-approves any audit and non-audit services to be performed by our independent accountants, Grant Thornton LLP.  In accordance with its charter, the Audit Committee approves in advance all audit and tax services to be provided by Grant Thornton LLP. During the fiscal year 2016, all services were pre‑approved by the Audit Committee in accordance with this policy.

Vote Required

The ratification of the appointment of Grant Thornton LLP as our independent registered public accountant requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting.  Abstentions on this Proposal Three have the same effect as a vote against this proposal.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered accounting for fiscal 2017 described in this Proposal Three.

AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of five members of the Board. Each member is an independent director as required by Sarbanes-Oxley and NASDAQ. The Audit Committee operates under a written charted adopted by the Board and reviewed annually by the Audit Committee. The charter is available on Capital Southwest’s website at http://www.capitalsouthwest.com/ media/audit-committee-charter.pdf.

The Audit Committee oversees Capital Southwest’s financial reporting process and system of internal control over financial reporting on behalf of the Board. Management is responsible for preparing Capital Southwest’s financial statements and Capital Southwest’s reporting process, including Capital Southwest’s system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of the valuation of securities and other significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing, and does not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or accounting principles generally accepted in the United States (“GAAP”). The Audit Committee relies, without independent verification, on the information provided to them and on the representations made by management and Capital Southwest’s independent registered public accounting firm.

Capital Southwest’s independent registered public accounting firm, Grant Thornton LLP, is responsible for performing an independent audit of Capital Southwest’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for expressing an opinion on the conformity of those audited financial statements with GAAP. The Audit Committee reviewed with Grant Thornton LLP its judgment as to the quality, not just the acceptability, of Capital Southwest’s accounting principles, the reasonableness of the valuation of securities and other significant judgments, the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the Audit Committee by Statements on Auditing Standards No. 16, as adopted by the PCAOB in Rule 3200T and by SEC Regulations S-X Rule 2-07, Communications with Audit Committees, as currently in effect. In addition, the Audit Committee discussed with Grant Thornton LLP its independence from management and Capital Southwest, including the matters in the written disclosures and letter Capital Southwest received from them as required by the Ethics and Independence Rule 3526, and considered the compatibility of non-audit services with their independence.

The Audit Committee discussed with Grant Thornton LLP the overall scope and plans for their audit and also met with them, with and without management present, to discuss the results of their audit, their evaluation of Capital Southwest’s system of internal controls over financial reporting and the overall quality of Capital Southwest’s financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2016 with management and Grant Thornton LLP and also discussed with management and Grant Thornton LLP the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and Sarbanes-Oxley to accompany our periodic filings with the SEC.

Based on the reviews and discussions referred to above and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, all of the Audit Committee members, whose names are listed below, recommended to the Board that the Board approve the inclusion of the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2016 for filing with the SEC.

Audit Committee
David R. Brooks, Chairman
Jack D. Furst
T. Duane Morgan
William R. Thomas III
John H. Wilson

OTHER MATTERS

As of the mailing date of this proxy statement, the Board knows of no other matters to be presented at the meeting. Should any of the matters requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

Shareholder Proposals for 2017 Annual Meeting

Any shareholder who intends to present a proposal at the annual meeting in the year 2017, and who wishes to have the proposal included in our proxy statement for that meeting, must deliver the proposal to our corporate secretary at 5400 LBJ Freeway, Suite 1300, Dallas, Texas 75240, Attention: Secretary, no later than February 17, 2017. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

Any shareholder, who intends to bring business to the annual meeting in the year 2017, but not include the proposal in our proxy statement, or to nominate a person to the Board, must also give written notice to our corporate secretary at the address set forth in the preceding paragraph, no later than May 21, 2017.

OTHER INFORMATION

Expenses for Solicitation of Proxies

In addition to the use of the mails, proxies may be solicited by personal interview and telephone by our directors, officers and employees, who will not receive additional compensation for such services. We will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by them and will reimburse such persons for forwarding materials.  The cost of soliciting proxies will be borne by us.

Reduce Duplicate Mailings

We are required to provide an annual report and proxy statement or notice of availability of these materials to all shareholders of record. If you have more than one account in your name or at the same address as other shareholders, we or your broker may discontinue mailings of multiple copies. If you wish to receive separate mailings for multiple accounts at the same address, you should mark the designated box on your proxy card. If you are voting by telephone or the Internet and you wish to receive multiple copies, you may notify us at the address and phone number at the end of the following paragraph if you are a shareholder of record or notify your broker or another account holder if you hold your shares through a broker or another account holder.

Once you have received notice from your broker, another account holder or us that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent. If you received only one copy of this proxy statement and annual report or notice of availability of these materials and you wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or annual reports or notices of availability, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker or another account holder if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Capital Southwest Corporation, 5400 LBJ Freeway, Suite 1300, Dallas, Texas 75240, Attention: Secretary, or by contacting us at (214) 238-5700, and we will promptly deliver materials as requested.

Annual Report

The Annual Report covering the fiscal year ended March 31, 2016 mailed on or about June 20, 2016 is not deemed a part of the proxy soliciting material.  A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as filed with the SEC, will be mailed to shareholders upon request to Capital Southwest Corporation, 5400 LBJ Freeway, Suite 1300, Dallas, Texas 75240, Attention:  Secretary. A copy of the Form 10-K is available at our website http://ir.capitalsouthwest.com/sec.cfm and the EDGAR version of such report is available at the SEC’s website (www.sec.gov).

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME → x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000295448_1 R1.0.1.25 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Joseph B. Armes 02 David R. Brooks 03 Bowen S. Diehl 04 Jack D. Furst 05 T. Duane Morgan 06 William R. Thomas III 07 John H. Wilson CAPITAL SOUTHWEST CORPORATION ATTN: ALLY BENSON 5400 LBJ FREEWAY, SUITE 1300 DALLAS, TX 75240 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Proposal to approve, by non-binding vote, executive compensation. 3 Proposal to ratify the appointment by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000295448_2 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com CAPITAL SOUTHWEST CORPORATION Annual Meeting of Shareholders July 20, 2016 9:00 AM This proxy is solicited by the Board of Directors The shareholders hereby appoint Michael S. Sarner and Ally M. Benson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Capital Southwest Corporation, that the shareholders is/are entitled to vote at the Annual Meeting of shareholders to be held at 9:00 AM, CDT on July 20th, 2016, at the Hilton Dallas Lincoln Center located at 5410 LBJ Freeway, Dallas, Texas 75240, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side